                                                                     EXHIBIT 2.2
                                                                  Execution Copy

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  By and Among

                                 EDO CORPORATION

                                       And

                               THE SHAREHOLDERS OF
                        IMPACT SCIENCE & TECHNOLOGY, INC.

                            Dated as of July 26, 2006

================================================================================

                                Table of Contents

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                                    ARTICLE I

Sale and Purchase of Shares..............................................     1

Section 1.1     Sale and Purchase of the Shares..........................     1
Section 1.2     Purchase Price; Payment of Purchase Price................     1
Section 1.3     Closing..................................................     1
Section 1.4     Purchase Price Adjustment................................     3

                                   ARTICLE II

Representations and Warranties of The Sellers............................     6

Section 2.1     Organization.............................................     6
Section 2.2     Capitalization; Title to Shares..........................     7
Section 2.3     Authorization............................................     7
Section 2.4     No Conflicts.............................................     8
Section 2.5     Financial Statements; Internal Controls..................     9
Section 2.6     No Undisclosed Liabilities...............................     9
Section 2.7     Absence of Certain Changes...............................    10
Section 2.8     Material Contracts; No Defaults..........................    12
Section 2.9     Properties...............................................    17
Section 2.10    Intellectual Property....................................    19
Section 2.11    Litigation...............................................    21
Section 2.12    Compliance with Laws.....................................    22
Section 2.13    Governmental Authorizations..............................    22
Section 2.14    Environmental Matters....................................    23
Section 2.15    Employees................................................    24
Section 2.16    Labor Matters; Compliance................................    25
Section 2.17    Employee Benefit Plans and Related Matters; ERISA........    26
Section 2.18    Tax Matters..............................................    28
Section 2.19    Insurance................................................    30
Section 2.20    Accounts Receivable......................................    31
Section 2.21    Inventory................................................    32
Section 2.22    Customer and Supplier Relationships......................    32
Section 2.23    Brokers or Finders.......................................    33
Section 2.24    Relationships with Related Persons.......................    33
Section 2.25    Certain Payments.........................................    33
Section 2.26    Products.................................................    34
Section 2.27    Backlog..................................................    34
Section 2.28    Bank Accounts............................................    34
Section 2.29    Books and Records........................................    34
Section 2.30    Disclosure...............................................    35
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                                        i

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                                Table of Contents
                                   (continued)

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                                   ARTICLE III

Representations and Warranties of The Buyer..............................    35

Section 3.1     Organization.............................................    35
Section 3.2     Authorization............................................    35
Section 3.3     No Conflicts.............................................    35
Section 3.4     Investment Intent........................................    36
Section 3.5     Brokers or Finders.......................................    36
Section 3.6     No Litigation............................................    36
Section 3.7     Payment of Purchase Price................................    36

                                   ARTICLE IV

Covenants of the PARTIES.................................................    37

Section 4.1     Conduct of the Business..................................    37
Section 4.2     Notice of Certain Events.................................    38
Section 4.3     No Solicitation..........................................    39
Section 4.4     Access to Information; Confidentiality...................    39
Section 4.5     Non-Competition; Non-Solicitation........................    40
Section 4.6     Subsequent Financial Statements and Reports..............    42
Section 4.7     Public Announcements.....................................    42
Section 4.8     Further Actions..........................................    42
Section 4.9     Insurance................................................    43
Section 4.10    Further Assurances.......................................    43
Section 4.11    Restricted Shares Agreements.............................    43
Section 4.12    Retention Agreements.....................................    43
Section 4.13    Restricted Stock.........................................    44
Section 4.14    Consulting Agreements....................................    44
Section 4.15    ROFO Waiver..............................................    44

                                    ARTICLE V

Tax Matters..............................................................    44

Section 5.1     Sellers' Responsibility for Taxes........................    44
Section 5.2     Straddle Periods.........................................    45
Section 5.3     Tax Returns..............................................    45
Section 5.4     Tax Contests.............................................    45
Section 5.5     Books and Records; Cooperation...........................    46
Section 5.6     Transfer Taxes...........................................    46
Section 5.7     Overlap..................................................    46
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                                       ii

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                                Table of Contents
                                   (continued)

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                                   ARTICLE VI

Conditions Precedent.....................................................    46

Section 6.1     Conditions to the Obligations of Buyer and Sellers.......    46
Section 6.2     Conditions to Obligations of Buyer.......................    47
Section 6.3     Conditions to Obligations of Sellers.....................    48
Section 6.4     Conditions to the Obligations of the ESOP................    49

                                   ARTICLE VII

Termination..............................................................    49

Section 7.1     Termination..............................................    49
Section 7.2     Effect of Termination....................................    50

                                  ARTICLE VIII

Indemnification..........................................................    51

Section 8.1     Survival.................................................    51
Section 8.2     Indemnification by Sellers...............................    51
Section 8.3     Indemnification by Buyer.................................    52
Section 8.4     Certain Limitations, etc.................................    52
Section 8.5     Third Party Claim Procedures.............................    54
Section 8.6     Escrow; Right of Set-Off.................................    55

                                   ARTICLE IX

Definitions..............................................................    55

Section 9.1     Certain Terms............................................    55
Section 9.2     Construction.............................................    66

                                    ARTICLE X

Miscellaneous............................................................    67

Section 10.1    Notices..................................................    67
Section 10.2    Amendment; Waivers, etc..................................    68
Section 10.3    Expenses.................................................    69
Section 10.4    Governing Law, etc.......................................    69
Section 10.5    Binding Effect...........................................    70
Section 10.6    Sellers' Representative..................................    70
Section 10.7    Assignment...............................................    71
Section 10.8    No Third Party Beneficiaries.............................    72
Section 10.9    Entire Agreement.........................................    72
Section 10.10   Severability.............................................    72
Section 10.11   Headings.................................................    72
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                                       iii

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                                Table of Contents
                                   (continued)

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Section 10.12   Counterparts.............................................    72
Section 10.13   Specific Performance.....................................    72
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                                       iv

                             SCHEDULES AND EXHIBITS

Schedule I   Sellers

Exhibit A    Promissory Note

Exhibit B    Escrow Agreement

Exhibit C    Restricted Shares Agreement

Exhibit D    Sellers' Release

Exhibit E    Retention Agreement

Exhibit F    ROFO Waiver

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of July 26, 2006 (this "Agreement"), by and among EDO Corporation, a New York corporation (the "Buyer"), and each of the parties listed on Schedule I attached hereto (each, a "Seller" and, collectively, the "Sellers"). Capitalized terms used in this Agreement are defined in Section 9.1.

                                   WITNESSETH:

     WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Impact Science & Technology, Inc., a New Hampshire corporation (the "Company"), consisting of 429,250 shares of Class A Common Stock, with no par value (the "Class A Shares"), and 22,249 shares of Class B Convertible Preferred Common Stock, with no par value (the "Class B Shares" and, together with the Class A Shares, the "Shares");

     WHEREAS, each of the Sellers wishes to sell to the Buyer, and the Buyer wishes to purchase from each Seller, the Shares owned by such Seller, on the terms and conditions and for the consideration described in this Agreement; and

     WHEREAS, the Trustee has determined that the terms and conditions of the transactions contemplated by this Agreement and the Ancillary Agreements are in the best interest of the ESOP participants.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES

     Section 1.1 Sale and Purchase of the Shares. Subject to the terms and conditions hereof, at the Closing, each of the Sellers shall sell to the Buyer the number of Shares set forth opposite such Seller's name in the column entitled "Number of Shares" on Schedule I attached hereto, and the Buyer shall purchase such Shares from each of the Sellers.

     Section 1.2 Purchase Price; Payment of Purchase Price. The aggregate purchase price payable by the Buyer to the Sellers for the Shares shall be $123,720,000 (the "Purchase Price"), subject to adjustment as provided in
Section 1.4.

     Section 1.3 Closing.

     (a) The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New

York, at 10:00 a.m. on the date that is two Business Days after the conditions set forth in Article VI have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or on such other date and at such other time as the parties to this Agreement may agree to in writing (the "Closing Date").

     (b) At the Closing:

          (i) Each Seller shall deliver to the Buyer, free and clear of any Liens, one or more certificates representing the number of the Shares set forth opposite such Seller's name on Schedule I attached hereto, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps;

          (ii) The Buyer shall pay the Purchase Price, as follows:

               (A) the sum of $105,570,000 (the "Cash Consideration") shall be payable to the Sellers in cash, by wire transfer of immediately available funds to such account or accounts as the Sellers have designated to the Buyer, in the manner specified herein for the delivery of notices, at least three (3) Business Days prior to the Closing Date, as follows:

                    (I) an amount equal to the Cash Consideration less (x) the
               ESOP Amount, (y) Escrow Amount and (z) the Holdback Amount, if any, shall be payable to the Sellers (other than the ESOP), pro rata in accordance with their respective Individual Allocation Percentages; and

                    (II) an amount equal to the ESOP Amount shall be payable to the ESOP;

               (B) the sum of $851,235 shall be payable to the ESOP in cash, by wire transfer of immediately available funds to such account or accounts as the ESOP has designated to the Buyer, in the manner specified herein for the delivery of notices, at least three (3) Business Days prior to the Closing Date; and

               (C) by delivery to the Sellers (other than the ESOP) of a purchase money promissory note, in registered form and substantially in the form of Exhibit A attached hereto (the "Promissory Note"), in the principal amount of $17,298,765;

          (iii) the Buyer and each of the Sellers (other than the ESOP) shall enter into an escrow agreement with the Escrow Agent, substantially in the form of Exhibit B attached hereto (the "Escrow Agreement"), and the Buyer shall deliver to the Escrow Agent the sum of $10,000,000 (the "Escrow Amount"), to be held in escrow (the "Escrow") pursuant to the terms of the Escrow Agreement;

          (iv) the Buyer and each of the persons identified in Section 1.3(b)(iv) of the Sellers' Disclosure Letter (collectively, the "Key Employees") shall execute and deliver a Subscription and Restricted Shares Vesting Agreement, substantially in the form of Exhibit C attached hereto (each, a "Restricted Shares Agreement" and, collectively, the "Restricted Shares Agreements"); and

          (v) each of the Sellers (other than the ESOP) shall execute and deliver to the Buyer a release in the form of Exhibit D attached hereto (the "Sellers' Release").

     Section 1.4 Purchase Price Adjustment.

     (a) Closing of the Books on the Closing Date. In preparation for the Closing, the Sellers shall use their commercially reasonable efforts to cause a full balance sheet closing to take place at 11:59 p.m. on the day immediately preceding the Closing Date as if it were the last day of a fiscal period for the Company.

     (b) Inventory Count. Prior to the Closing, the Sellers shall take or cause to be taken a physical count of the quantities of inventory of the Company as at 11:59 p.m. on the day immediately preceding the Closing Date (the "Inventory Count"). The Inventory Count shall be conducted in a manner that is consistent with the method historically used by the Company to conduct a full physical count of its inventory as conducted during the Company's year-end book closing process. Representatives of the Buyer may observe the Inventory Count being taken, and the Sellers agree to consult with the Buyer in the preparation of the Inventory Count procedures and instructions. The Inventory Count shall be completed on such day as the parties shall determine, but in any event not later than two (2) Business Days before the Closing Date.

     (c) Estimated Closing Statement. Immediately prior to the Closing, the Sellers shall prepare or cause to be prepared and shall deliver to the Buyer a statement (the "Estimated Closing Statement") consisting of (i) an estimated consolidated balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet") and (ii) an estimated calculation in reasonable detail of the Closing Book Value derived from the Estimated Closing Balance Sheet (the "Estimated Closing Book Value"). The Estimated Closing Statement shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied in a manner consistent with the application of GAAP in the preparation of the audited balance sheet included in the Audited Financial Statements as at and for the period ended December 31, 2005, except as set forth in

Section 1.4 of the Buyer Disclosure Letter. All items that constitute Sellers' Expenses shall be reflected either as a reduction in cash or as a liability on the Estimated Closing Balance Sheet, and the quantities and value of the Company's inventory shall be reflected on the Estimated Closing Balance Sheet in accordance with the results of the Inventory Count.

     (d) Holdback. At the Closing, the Buyer shall have the right to withhold from the Cash Consideration an amount equal to the Holdback Amount, subject to the provisions of Section 1.4(j).

     (e) Closing Statement. Within 30 days following the Closing Date, the Sellers shall prepare or cause to be prepared and delivered to the Buyer a statement (the "Closing Statement") consisting of (i) a consolidated balance sheet of the Company as of the Closing Date (but without giving effect to the Closing) (the "Closing Balance Sheet"), (ii) a calculation in reasonable detail of the Closing Book Value derived from the Closing Balance Sheet and (iii) a calculation of the amount, if any, payable under clause (j) of this Section 1.4. The Closing Statement shall be prepared in accordance with GAAP, applied in a manner consistent with the application of GAAP in the preparation of the audited balance sheet included in the Audited Financial Statements as at and for the period ended December 31, 2005, except as set forth in Section 1.4 of the Buyer Disclosure Letter. All items constituting Sellers' Expenses shall be reflected either as a reduction in cash or as a liability on the Closing Balance Sheet, and the quantities and value of the Company's inventory shall be reflected on the Closing Balance Sheet in accordance with the results of the Inventory Count.

     (f) Dispute Notice. The Closing Statement shall become final, binding and conclusive upon the Sellers and the Buyer on the 30th day following the Buyer's receipt of the Closing Statement, unless prior to such 30th day the Buyer delivers to the Sellers a written notice (a "Dispute Notice") stating the Buyer's objections to the Closing Statement and specifying in reasonable detail each item disputed by the Buyer (a "Disputed Item") and the basis of the Buyer's objection to such Disputed Item.

     (g) Resolution Period. If the Buyer delivers to the Sellers a Dispute Notice, then the Buyer and the Sellers shall seek in good faith to resolve the Disputed Items during the 15-day period beginning on the date the Sellers receive the Dispute Notice (the "Resolution Period"). If the Buyer and the Sellers reach agreement with respect to any Disputed Items, the Sellers shall cause the Closing Statement to be revised to reflect such agreement.

     (h) Independent Accountant. If the Buyer and the Sellers are unable to resolve all of the Disputed Items during the Resolution Period, then the Buyer and the Sellers shall jointly engage and submit the unresolved Disputed Items (the "Unresolved Items") for resolution to BDO Seidman, LLP, or if BDO Seidman, LLP is unavailable, to another nationally recognized independent registered public accounting firm, appointed by mutual agreement of the Buyer and the Sellers, that has not had a material relationship with the Company, any of the Sellers or the Buyer within the preceding two years (the "Independent Accountant"). If the Buyer and the Sellers fail to appoint an Independent Accountant within ten days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a nationally recognized independent registered public accounting firm that has not had a material relationship with the Company, any of the Sellers or the Buyer within the preceding two years, and such appointment shall be final, binding and conclusive on the Buyer and the Sellers. The Buyer and the Sellers shall use their commercially reasonable efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4, and in no event shall the Independent Accountant's determination of the Unresolved Items be for an amount that is outside the range of the Buyer's and the Sellers' disagreement. The engagement letter of the Independent Accountant shall specify the procedures to be followed, consistent with this Section 1.4, by the Independent Accountant in determining Unresolved Items. Each party shall use its commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may request. The determination of the Independent Accountant shall be final, binding and conclusive on the Buyer and the Sellers absent manifest error, and the Sellers shall cause the Closing Statement to be revised to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by the Buyer and the Sellers.

     (i) Access to Information. Each party shall use its commercially reasonable efforts to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

     (j) Purchase Price Adjustment. Within thirty (30) days after the Closing Statement is finalized pursuant to paragraphs (f), (g) or (h) of this Section 1.4:

          (i) if the Closing Book Value exceeds the Baseline Book Value, the Buyer shall pay (x) to the Sellers, pro rata in accordance with their respective Allocation Percentages, the amount of such excess and (y) to the Sellers (other than the ESOP), pro rata in accordance with their respective Individual Allocation Percentages, the Holdback Amount;

          (ii) if the Closing Book Value is less than the Baseline Book Value and the amount of such shortfall is equal to or less than the Holdback Amount, the

     Buyer shall pay to the Sellers (other than the ESOP), pro rata in accordance with their respective Individual Allocation Percentages, an amount equal to (x) the Holdback Amount less (y) the amount of such shortfall; or

          (iii) if the Closing Book Value is less than the Baseline Book Value and the amount of such shortfall exceeds the Holdback Amount (the amount of such excess, the "PPA Excess Amount"), at the Buyer's option, either (A) an amount equal to the PPA Excess Amount shall be offset against the principal balance of the Promissory Note, in accordance with the procedures set forth therein, or (B) the Buyer and the Sellers (other than the ESOP) shall jointly instruct the Escrow Agent to release from the Escrow and pay to the Buyer an amount equal to the PPA Excess Amount; provided, however, that in the event that the PPA Excess Amount is greater than $500,000, the Buyer may, at its option, require that all or any portion of the PPA Excess Amount be paid to the Buyer in cash by the Sellers (other than the ESOP), pro rata in accordance with their respective Individual Allocation Percentages.

     (k) Method of Payment, Interest, etc. Any amount paid in respect of any adjustments to the Purchase Price made pursuant this Section 1.4 shall be (i) increased by simple interest on such amount at an interest rate equal to the rate on U.S. Treasury Bills with a maturity of three months, as reported by The Wall Street Journal on the Closing Date, from and after the Closing Date to and including the date of payment, (ii) made by wire transfer of immediately available funds to an account designated by the receiving party and (iii) treated as an adjustment to the Purchase Price for tax purposes to the extent permitted by applicable Law.

     (l) Indemnification Not Affected. The Buyer's rights to indemnification pursuant to Section 8.2 shall not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, the Buyer's rights under this Section 1.4, except to the extent any Loss is expressly taken into account in the finalized Closing Statement.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers (other than the ESOP), jointly and severally, represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

     Section 2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all corporate power and authority to carry on the Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.1 of the Sellers' Disclosure Letter, which includes each jurisdiction in which the nature of the Business or the properties owned, leased or operated by the Company makes such qualification necessary. The Sellers have delivered to the Buyer true and complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in material violation of any provision of such Organizational Documents. The Company has no subsidiaries.

     Section 2.2 Capitalization; Title to Shares.

     (a) The authorized capital stock of the Company consists of (i) 1,200,000 shares of Class A Common Stock, with no par value, of which only the Class A Shares are issued and outstanding, and (ii) 1,200,000 shares of Class B Convertible Preferred Common Stock, with no par value, of which only the Class B Shares are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     (b) Each of the Sellers owns the Shares set forth directly opposite such Seller's name on Schedule I hereto, beneficially and of record, free and clear of any Liens. Upon delivery of and payment for the Shares at the Closing, the Buyer will acquire good and valid title to all of the Shares, free and clear of any Liens.

     (c) Except as set forth in Section 2.2(c) of the Sellers' Disclosure Letter, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, transfer or sell any capital stock, other voting securities or securities convertible into or exercisable or exchangeable for capital stock or other voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities").

     (d) Except as set forth in Section 2.2(d) of the Sellers' Disclosure Letter, there are no outstanding (i) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to any Company Securities, (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or (iii) obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

     Section 2.3 Authorization. Each Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller is a party, to perform such Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, the performance of such Seller's obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action of such Seller.

Each Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the Ancillary Agreements to which such Seller is a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

     Section 2.4 No Conflicts.

     (a) Except as set forth in Section 2.4(a) of the Sellers' Disclosure Letter, the execution, delivery and performance by each Seller of this Agreement and any of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Laws of the jurisdictions set forth in Section 2.4(a) of the Sellers' Disclosure Letter; and (iii) any actions or filings under any applicable Laws the absence of which would not, individually or in the aggregate, be materially adverse to the Company or materially impair the ability of such Seller to consummate the transactions contemplated hereby or thereby or the ability of the Company to continue to conduct the Business following the Closing.

     (b) Except as set forth in Section 2.4(b) of the Sellers' Disclosure Letter, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of (A) the Organizational Documents of the Company or (B) any resolution adopted by the board of directors of the Company, (ii) assuming compliance with the matters referred to in Section 2.4(a), contravene, conflict with or result in a material violation or breach of any provision of any applicable Law or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreements, or to exercise any remedy or obtain any relief under any applicable Law as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under, any provision of any material agreement or other instrument to which such Seller or the Company is a party or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets of the Company or the Business (including, without limitation, any Material Contract) or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any assets of the Company.

     Section 2.5 Financial Statements; Internal Controls.

     (a) The Sellers have delivered to the Buyer true and complete copies of (i) audited consolidated financial statements of the Company at and for the periods ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, together with the report of the Company's independent auditors thereon (the "Audited Financial Statements"), and (ii) unaudited interim financial statements of the Company (the "Unaudited Financial Statements") at and for the period ended March 31, 2006 (the "Balance Sheet Date"), including in each of clauses
(i) and (ii) a balance sheet and statements of income or operations and retained earnings or shareholders' equity and, in the case of the Audited Financial Statements, a statement of cash flows (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the "Financial Statements"). Except as set forth in Section 2.5 of the Sellers' Disclosure Letter, (A) the Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (B) the Unaudited Financial Statements have been prepared in a manner consistent with the Company's historical accounting principles, practices and methodologies, which, except as set forth in Section 2.5 of the Sellers' Disclosure Letter, are consistent with GAAP. Except as set forth in Section 2.5 of the Sellers' Disclosure Letter, the Financial Statements present fairly the financial position, results of operations and, in the case of the Audited Financial Statements, cash flows of the Company at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments that will not be material to the Company).

     (b) To the Knowledge of the Sellers, the Company has devised and maintained a system of internal controls over financial reporting with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization,
(ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations).

     Section 2.6 No Undisclosed Liabilities. The Company has no liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 2.6 of the Sellers' Disclosure Letter, (b) liabilities and obligations disclosed or reserved against in the Balance Sheet or specifically disclosed in the notes thereto, (c) for liabilities and obligations not disclosed or reserved against in the Balance Sheet solely because they are not, individually or in the aggregate, material to the Company and (d) for liabilities and obligations that were incurred after the Balance Sheet Date in the Ordinary Course of

Business and that individually and in the aggregate are not and would not reasonably be expected to be materially adverse to the Company.

     Section 2.7 Absence of Certain Changes. Except as set forth in Section 2.7 of the Sellers' Disclosure Letter, since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business and there has not been:

          (a) any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b) any change in any of the Company Securities, any issuance of any Company Securities or any grant of any option or other right to purchase any Company Securities, any grant of any phantom or similar rights that give any Person any interest in any portion of the revenue or earnings of the Company, any grant of any registration rights with respect to any Company Securities, or any purchase, redemption or other acquisition by the Company of any Company Securities;

          (c) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities;

          (d) any amendment or modification of the Organizational Documents;

          (e) any incurrence of any Indebtedness by the Company;

          (f) any sale, transfer, lease, license or other disposition of any material assets, properties or rights of the Company other than in the Ordinary Course of Business, including, without limitation, the sale, transfer, lease, license or other disposition of any Intellectual Property, or any creation or other incurrence by the Company of any Lien (other than Permitted Liens) on any material assets, properties or rights of the Company;

          (g) any acquisition by the Company of a material amount of the stock or assets of any other Person (other than in the Ordinary Course of Business);

          (h) any making by the Company of any loan, advance or capital contribution to or investment in any Person;

          (i) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any material assets of the Company;

          (j) any change in any method of accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP, or any revaluation of any material assets of the Company;

          (k) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any shareholder, director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements,
     (iii) entering into any employment, deferred compensation, severance or other similar agreement or arrangement (or any amendment to any such existing agreement or arrangement) with any director, officer or employee of the Company, (iv) establishment, adoption, amendment, renewal or termination (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan, policy, agreement or arrangement covering any current or former director, officer or employee of the Company or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company;

          (l) any retirement, resignation or other termination of the employment of any of the employees of the Company listed in Section 2.7(l) of the Sellers' Disclosure Letter (each, a "Significant Employee" and, collectively, the "Significant Employees"), or any notice or notification regarding any intended retirement, resignation or other termination of the employment of any of the Significant Employees of the Company;

          (m) any entry into, termination of, or receipt of formal or informal notice of termination of any Material Contract or any agreement or arrangement involving a total remaining commitment by or to the Company of at least $250,000;

          (n) any capital expenditures, or commitments for capital expenditures, in an amount in excess of $250,000 in the aggregate;

          (o) any material payments, discount activity or any other consideration to customers or suppliers, other than in the Ordinary Course of Business;

          (p) any cancellation or waiver of any claims or rights by or of the Company with a value to the Company in excess of $250,000 in the aggregate;

          (q) any failure to pay or satisfy when due any liability of the Company in an amount in excess of $100,000;

          (r) any material Tax election changed, any material Tax election made, to the extent inconsistent with most recent practice, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

          (s) any agreement or commitment, whether oral or written and whether formal or informal, by the Company to do any of the foregoing, or any action or omission that would result in any of the foregoing.

     Section 2.8 Material Contracts; No Defaults.

     (a) Except for the Government Contracts and Government Subcontracts,
Section 2.8(a) of the Sellers' Disclosure Letter contains a complete and accurate list, and the Sellers have delivered or made available to the Buyer true and complete copies, of all of the following contracts, agreements, commitments, arrangements or plans (including all amendments, supplements and modifications thereto, whether written or oral) (x) to which the Company is a party, (y) under which the Company has or may acquire any rights or has or may become subject to any obligations or liabilities or (z) by which the Company or any of its assets, properties or rights are or may become bound or subject:

          (i) each agreement or series of related agreements intended to be treated as one agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company over the remaining term of such agreement or related agreements of $250,000 or more;

          (ii) each sales, distribution, agency or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company over the remaining term of the agreement of $250,000 or more;

          (iii) each agreement relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (iv) each joint venture, partnership, limited liability company or other agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

          (v) each agreement or series of related agreements intended to be treated as one agreement, including any option agreements, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) each agreement that (A) limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Buyer, any member of the EDO Group or the Company after the Closing or (B) contains exclusivity obligations or restrictions binding on the Company or that would be binding on the Buyer or any member of the EDO Group after the Closing;

          (vii) each agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

          (viii) each agreement (including any "take-or-pay" or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

          (ix) each agreement for capital expenditures in excess of $250,000;

          (x) each agreement that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

          (xi) each agreement, commitment or arrangement providing for commission or royalty payments to any Person based on sales, purchases or profits (as opposed to direct payments for goods or services);

          (xii) each powers of attorney issued by or on behalf of the Company that is currently in effect;

          (xiii) each IP Contract; and

          (xiv) all other agreements, commitments, arrangements or plans that are (A) not made in the Ordinary Course of Business or (B) material to the Company.

     (b) Each agreement, commitment, arrangement or plan disclosed in the Sellers' Disclosure Letter or required to be disclosed thereon pursuant to this Section or Sections 2.9, 2.10, 2.15, 2.17 or 2.24 hereof (each a "Material Contract") is a valid, binding and enforceable agreement of the Company and is in full force and effect. Except as set forth in Section 2.8(b) of the Sellers' Disclosure Letter:

          (i) the Company is, and at all times since the date of the respective Material Contract (including any Material Contracts that have been superseded by the Material Contracts currently in effect), (A) has been in full compliance with all material terms and material requirements of each Material Contract, (B) has complied in all material respects with all requirements of applicable Law pertaining to each Material Contract, and (C) any representations, warranties and certifications executed, acknowledged, contained or set forth in each Material Contract were true, correct and complete in all material respects as of their effective date;

          (ii) to the Knowledge of the Sellers, each other Person that has or had any obligation or liability under any Material Contract under which the Company has or had any rights is, and at all times since the conclusion of such Material Contract has been, in full compliance with all applicable material terms and requirements of such Material Contract, and none of such Persons is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) any of the terms of such Material Contract;

          (iii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder;

          (iv) since the date of any particular Material Contract (including any Material Contracts that have been superseded by the Material Contracts currently in effect), the Company has not given to or received from any other Person any notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any such Material Contract or any intention to terminate any such Material Contract; and

          (v) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate in any material respect any Material Contract (including, without limitation, any material amounts paid or payable to or by the Company under any current or completed Material Contracts), and no Person has made written demand for such renegotiation.

     (c) Each of the Material Contracts relating to the sale, design, manufacture or provision of products or services by the Company have been entered into in the Ordinary Course of Business and without the commission of any act alone or in concert with any other Person, and without any consideration having been paid or promised that is or would be in violation of any applicable Law. To the Knowledge of the Sellers, all active orders under each such Material Contract can be completed at a profit (it being understood that whether any such order is completed at a profit shall be determined without giving effect to the transactions contemplated by this Agreement), within the time specified therein, without significant increase in personnel currently employed by or assets currently owned by the Company.

     (d) Except as set forth in Section 2.8(d) of the Sellers' Disclosure
Letter:

          (i) None of the Sellers (and no Related Person of any Seller) has or may acquire any rights, or has or may become subject to any obligation or liability, under any Material Contract, or any of the assets owned or used by the Company; and

          (ii) no shareholder, director, officer or employee of the Company nor, to the Knowledge of the Sellers, any agent, consultant or contractor of the Company, is bound by any Material Contract that purports to limit the ability of such shareholder, director, officer, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

     (e) Section 2.8(e) of the Sellers' Disclosure Letter contains a true and complete list (in the case of classified Government Contracts or Government Subcontracts, without specifying the counterparty thereto), and the Sellers have delivered or made available to the Buyer (or, in the case of classified Government Contracts or Government Subcontracts, made available to the Buyer's personnel with appropriate security clearances) true and complete copies, of all Government Contracts (including, without limitation, options) and Government Subcontracts currently in force. Except as set forth in Section 2.8(e) of the Sellers' Disclosure Letter,

          (i) (A) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, (B) the Company has complied in all material respects with all requirements of any applicable Law and the terms of any agreements pertaining to each Government Contract or Government Subcontract and (C) all representations, warranties and certifications executed, acknowledged, contained or set forth in each Government Contract or Government Subcontract were true, complete and correct in all material respects as of their effective date, and the Company has complied in all respects with all such representations, warranties and certifications;

          (ii) (A) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company in writing or, to the Knowledge of the Sellers, orally, that the Company has breached or violated any requirement of any applicable Law or any certification, representation, clause, provision or other requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the

     Administrative Contracting Officer or the Defense Contract Audit Agency, has been disallowed by the U.S. Government, or has been or now is, the subject of any investigation, and (D) no amount of money due to the Company in connection with any Government Contract or Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and the Company is entitled to all progress payments received with respect thereto;

          (iii) (A) neither the Company, nor any of its shareholders, directors, officers or employees, nor, to the Knowledge of the Sellers, any of its consultants or agents, is or during the past three years has been under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past five (5) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract;

          (iv) The Company has not received notice of (A) any outstanding claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor or vendor, arising under or relating to any Government Contract or Government Subcontract or (B) any material disputes between the Company and any Governmental Authority under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract;

          (v) the Company has no interest in any pending or, to the Knowledge of the Sellers, potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract, and Section 2.8(e) of the Sellers' Disclosure Letter lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Authority or any other person that is a party to such Government Contract or Government Subcontract;

          (vi) the Company has not been debarred or suspended from participation in the award of contracts with any Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), there exist no facts or circumstances that would warrant suspension or debarment or the finding of non-responsibility or ineligibility on the part of the Company, no payment has been made by the Company or by any Person on behalf of the Company in connection with any Governmental Contract or Governmental Subcontract in violation of any requirements of applicable Law relating to procurement or in violation of, or requiring disclosure pursuant to, the

     Foreign Corrupt Practices Act, and the Company's cost accounting and procurement systems and the associated entries reflected in the Company's financial records with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all requirements of any applicable Law;

          (vii) neither the Company, nor any of its shareholders, directors, officers or employees, nor, to the Knowledge of the Sellers, any of its consultants or agents, has committed (or taken any action to promote or conceal) any violation of the Arms Export Control Act, the International Traffic in Arms Regulations, as amended, the Atomic Energy Act of 1954, as amended, Executive Order 12958 (April 17, 1995), Executive Order 12829 (January 6, 1993), Executive Order 13292 (March 25, 2003), or any directives and policies issued pursuant thereto, including, without limitation, the National Industrial Security Program Operating Manual (NISPOM); and

          (viii) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to any Governmental Authority, prime contractor, subcontractor or vendor in connection with any Government Contract or any Government Subcontract (or any change or modification thereto) at any time, including but not limited to any statements made in connection with the Procurement Integrity Law, 41 U.S.C. Section 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. Section 1601-1612, the Byrd Amendment, 31 U.S.C. Section 1352, and their associated implementing regulations, contract clauses, representations or certifications, are true, complete and correct in all respects, and the Company has complied in all respects with all such representations, certifications and statements.

     Section 2.9 Properties.

     (a) Title to Assets, etc. The Company has good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise have the right to use pursuant to a valid and enforceable lease, sublease, license or similar contractual arrangement, all of the assets, properties and rights (real and personal, tangible and intangible) that are used or held for use in connection with the Business or are reflected on the Balance Sheet or acquired after the Balance Sheet Date (collectively, the "Assets"), except as may be disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, in each case free and clear of any Lien other than Permitted Liens.

     (b) Sufficiency of Assets, Etc. The Assets constitute all of the assets, properties and rights reasonably required for the conduct of the Business as currently conducted and as conducted as of the Closing Date. The plants, buildings, structures and material equipment included in the Assets are in working order, condition and repair, subject only to ordinary wear and tear, and are reasonably adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Sellers, and subject to the Buyer obtaining all necessary permits, there are no facts or conditions affecting any material Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets or with the use, occupancy or operation of such Assets by the Buyer following the Closing.

     (c) Owned Real Property. Section 2.9(c) of the Sellers' Disclosure Letter lists all real property owned by the Company (which real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the "Owned Real Property"), including the address and legal description of each parcel of Owned Real Property, and describes all improvements thereon.

     (d) Leased Real Property. Section 2.9(d) of the Sellers' Disclosure Letter lists all of the real property leased by the Company (the "Leases", and all interests leased pursuant to the Leases, the "Leased Real Property") and sets forth the address, landlord and tenant for each Lease. The Sellers have delivered to the Buyer complete copies of each Lease. Except as set forth in
Section 2.9(d) of the Sellers' Disclosure Letter, the Company is not a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.

     (e) Current Use. The use and operation of the Owned Real Property and the Leased Real Property in the conduct of the Business do not violate in any material respect any applicable Laws, covenant, condition, restriction, easement, license, permit or agreement or order of any Governmental Authority. No material improvements constituting a part of the Owned Real Property or the Leased Real Property encroach on real property not owned or leased by the Company to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements.

     (f) Customer-Furnished Property. Section 2.9(f) of the Sellers' Disclosure Letter contains a complete and correct list of all tangible and intangible personal property and assets provided to the Company by a customer ("Customer-Furnished Property"). The Company is currently in possession of all of its Customer-Furnished Property, except such Customer-Furnished Property that has been returned to the customer or that is in the possession of a qualified subcontractor. The Company has the right to use all of its Customer-Furnished Property, and the Customer-Furnished Property held by the Company constitutes all customer-furnished tangible and intangible personal property and assets necessary for the operation of the Business. All material tangible Customer-Furnished Property held by the Company is in working order, condition and repair (reasonable wear and tear excepted) and suitable for the conduct of the Business and, to the Knowledge of the Sellers, no material expenditures are presently required to maintain such condition and state or repair or replace such Customer-Furnished Property. The Company will continue to have the right to use all Customer-Furnished Property set forth in Section 2.9(f) of the Sellers' Disclosure Letter immediately following the Closing, subject to the customer's right to revoke or terminate the Company's right to use such Customer-Furnished Property at any time.

     Section 2.10 Intellectual Property.

     (a) Owned Intellectual Property. Section 2.10(a) of the Sellers' Disclosure Letter lists all Intellectual Property owned by the Company (the "Owned Intellectual Property") that is registered or subject to an application for registration or that is otherwise material to the Business, other than Trade Secrets. The Company is the exclusive owner of the Owned Intellectual Property set forth in Section 2.10(a) of the Sellers' Disclosure Letter and the absolute (but not necessarily exclusive) owner of the Trade Secrets owned by the Company, free and clear of any Liens other than Permitted Liens. The Owned Intellectual Property, together with the Intellectual Property used pursuant to the agreements set forth in Section 2.10(b) of the Sellers' Disclosure Letter, constitute all of the material Intellectual Property used or held for use in connection with the Business and required for the conduct of the Business.

     (b) Licenses and Other Agreements. Section 2.10(b) of the Sellers' Disclosure Letter sets forth all agreements to which the Company is a party or by which it is otherwise bound that relate to Intellectual Property (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs licensed under shrink-wrap licenses under which the Company is the licensee), including: (i) licenses of Intellectual Property to the Company by any other Person; (ii) licenses of Intellectual Property to any other Person by the Company; (iii) agreements otherwise granting or restricting the right to use Intellectual Property; and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business, in each case to the extent material to the Business (collectively, the "IP Contracts"). There are no outstanding and, to the Knowledge of the Sellers, no threatened disputes with respect to any such agreement. The Company has complied in all material respects with all license agreements relating to each material Software program used by the Company in connection with the Business, and the Company has obtained the appropriate number of licenses for all computers and workstations on which such Software is loaded or used. Except for commonly available Software licensed in the Ordinary Course of Business, there are no royalties, honoraria, fees or other fixed or contingent amounts or payments payable by the Company to any Person with respect to any Intellectual Property used by the Company in connection with the Business.

     (c) Trade Secrets. To the Knowledge of the Sellers, the Trade Secrets are not part of the public knowledge or literature, have not been used, divulged or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company, and no Trade Secret owned by the Company is subject to any adverse claim or has been challenged or, to the Knowledge of the Sellers, threatened to be challenged. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

     (d) Web Sites. Section 2.10(d) of the Sellers' Disclosure Letter contains a complete and accurate list of all of the Company's Web Sites. The Company is the owner or registrant of all its Web Sites, and, to the Knowledge of the Sellers, no action or proceeding has been commenced or threatened with respect to any of the Company's Web Sites. The Company does not collect any private data or conduct any commerce through its Web Sites.

     (e) No Infringement. The conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property. Except as set forth in Section 2.10(e) of the Sellers' Disclosure Letter, no third party has asserted in writing or, to the Knowledge of the Sellers, orally any claim that any of the Intellectual Property used or held for use in the Business infringes on the rights of such third party or any claim for compensation for use by the Company of any Intellectual Property. Except as set forth in Section 2.10(e) of the Sellers' Disclosure Letter, to the Knowledge of the Sellers, none of the Intellectual Property used or held for use in the Business is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company.

     (f) Protection of Intellectual Property. The Company has taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). The Company has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used or held for use in the Business (including requiring the execution of valid and enforceable agreements by employees or any other Person to whom such confidential Intellectual Property is made available). To the Knowledge of the Sellers, the Company has not used or enforced any Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

     (g) Contracts with Employees. Except as set forth in Section 2.10(g) of the Sellers' Disclosure Letter, the Owned Intellectual Property was created and developed by current or former employees of the Company. Section 2.10(g) of the Sellers' Disclosure Letter contains a complete and accurate list of all former and current employees of the Company who have entered into any contracts, agreements or arrangements with the Company that assign to the Company any rights, title or interest to or in any inventions, improvements, discoveries, or information relating to the Business, and true and complete copies of all such contracts, agreements or arrangements have been provided to the Buyer. No employee of the Company has entered into any contract, agreement or arrangement that restricts or limits in any way the scope or type of work in which such employee may be engaged or that requires such employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

     Section 2.11 Litigation.

     (a) Except as set forth in Section 2.11(a) of the Sellers' Disclosure Letter, (i) there is no Litigation pending before any Governmental Authority or, to the Knowledge of the Sellers, threatened (A) against or affecting the Company, the Business or any assets owned by the Company or used or held for use in the Business, or (B) challenging, or that could reasonably be expected to have the effect of preventing, substantially delaying, making illegal or otherwise substantially interfering with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Litigation before any Governmental Authority. The Sellers have delivered to the Buyer true and complete copies of, or have provided the Buyer with access to, all pleadings, correspondence and other documents relating to each Litigation listed in Section 2.11(a) of the Sellers' Disclosure Letter.

     (b) Except as set forth in Section 2.11(b) of the Sellers' Disclosure Letter, (i) the Company is not a party or subject to any settlement agreements or similar written agreements with any Governmental Authority affecting or relating to the Business, (ii) there are no outstanding Orders against the Company and (iii) no shareholder, director, officer or employee of the Company, nor, to the Knowledge of the Sellers, any agent of the Company is subject to any Order that prohibits such shareholder, director, officer, employee or agent from engaging in or continuing any conduct, activity, or practice relating to the Business.

     (c) Except as set forth in Section 2.11(c) of the Sellers' Disclosure Letter, (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets, properties or rights owned or used by it, is or has been subject, (ii) no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject, and
(iii) the Company has not received at any time any written notice or other communication or, to the Knowledge of the Sellers, any oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     Section 2.12 Compliance with Laws. Except as set forth in Section 2.12 of the Sellers' Disclosure Letter:

          (a) the Company is, and at all times has been, in compliance in all material respects with all applicable laws, statutes, ordinances, rules, regulations, administrative orders, decrees, directives or treaties (collectively, "Laws");

          (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any applicable Law; and

          (c) the Company is not under investigation with respect to, to the Knowledge of the Sellers, has not been threatened to be charged with, and has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding, (i) any actual, alleged, possible or potential material violation of any applicable Law or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any corrective action of any nature and the Company is not subject to any material liability or obligation with respect to any such corrective action.

     Section 2.13 Governmental Authorizations.

     (a) Section 2.13(a) of the Sellers' Disclosure Letter sets forth each Governmental Authorization held by the Company, together with the name of the Governmental Authority issuing such Governmental Authorization. Each Governmental Authorization listed or required to be listed in Section 2.13(a) of the Sellers' Disclosure Letter is valid and in full force and effect. Except as set forth in Section 2.13(a) of the Sellers' Disclosure Letter:

          (i) the Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization;

          (ii) no event has occurred or condition or circumstance exists that (with or without notice or lapse of time or both) would (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result in the revocation, withdrawal, suspension, cancellation, termination or other material impairment of any Governmental Authorization;

          (iii) the Company has not received at any time any written or, to the Knowledge of the Sellers, oral notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities; and

          (v) none of the Governmental Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     (b) The Governmental Authorization listed in Section 2.13(a) of the Sellers' Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct the Business as currently conducted and as conducted as of the Closing Date and to permit the Company to own and use its assets as currently used and as used as of the Closing Date.

     Section 2.14 Environmental Matters.

     (a) Except as set forth in Section 2.14(a) of the Sellers' Disclosure
Letter:

          (i) the Company has complied and is in material compliance with all applicable Environmental Laws and has obtained and is in full compliance with all applicable Environmental Permits;

          (ii) no notice of violation, notification of liability or request for information has been received by the Company, and no Litigation is pending or, to the Knowledge of the Sellers, threatened by any Person involving the Company relating to or arising out of any Environmental Law;

          (iii) the Company is not subject to any judgment, decree or judicial order, nor has the Company entered into or agreed to any consent decree or order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Sellers, no action or proceeding is pending or threatened with respect thereto;

          (iv) no penalty or fine involving the Company has been assessed relating to or arising out of any Environmental Law or relating to compliance with any Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances;

          (v) the Company is not an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances;

          (vi) no Hazardous Substances are located, and, to the Knowledge of the Sellers, no Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company that has resulted in or, to the Knowledge of the Sellers, would reasonably be expected to result in any material cost, liability or obligation of the Company under any Environmental Law;

          (vii) neither the Company nor, to the Knowledge of the Sellers, any other Person, has caused or taken any action that would reasonably be expected to result in any material liability or obligation to the Company relating to (A) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessors in interest, or (B) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

     (b) Section 2.14(b) of the Sellers' Disclosure Letter contains a list of all environmental site assessments, audits, investigations and studies in the possession, custody or control of the Sellers or the Company, relating to properties or assets currently or formerly owned, leased, operated or used by the Company.

     Section 2.15 Employees.

     (a) Section 2.15(a) of the Sellers' Disclosure Letter contains a complete and accurate list of each employee of the Company (including each employee on leave of absence or in layoff status), including the following information for each employee: name and job title. The Sellers have made available to the Buyer the following information for each employee: security clearance, if any; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's Benefit Plans.

     (b) Except as set forth in Section 2.15(b) of the Sellers' Disclosure Letter, no director, officer or employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such director, officer or employee and any other Person that would reasonably be expected to adversely affect, whether prior to or after the Closing, his or her ability (i) to perform his or her duties as a director, officer or employee of the Company or (ii) to engage in or continue to engage in any conduct, activity or practice relating to the Business or (iii) to assign to the Company or any other Person any rights to any invention, improvement or discovery. To the Knowledge of Sellers, no director, officer or Significant Employee of the Company intends to terminate his or her employment with the Company.

     (c) Except as set forth in Section 2.15(c) of the Sellers' Disclosure Letter, all former and current employees of the Company have executed written confidentiality agreements with the Company. Except as set forth in Section 2.15(c) of the Sellers' Disclosure Letter, each such confidentiality agreement is in full force and effect and is valid and enforceable in accordance with its terms. The form or forms of such confidentiality agreements have been provided to the Buyer.

     (d) The Company and each director, officer and employee of the Company have the security clearances required for the Company to conduct the Business, and no fact or circumstance has arisen that might adversely affect the security clearances of the Company or, to the Knowledge of the Sellers, any director, officer or employee of the Company, since the date of the Company's last Defense Security Service audit.

     (e) Except as set forth in Section 2.15(e) of the Sellers' Disclosure Letter and subject to any applicable requirements under the Worker Adjustment and Retraining Notification Act (29 USCS Sections 2101 et seq.) or similar state laws, all employees of the Company are employed by the Company on an "at will" basis and may be terminated at any time without notice or payment of consideration or penalty by the Company.

     Section 2.16 Labor Matters; Compliance.

     (a) The Company is not a party to or bound by any collective bargaining agreements, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by the Company. Since January 1, 2001, there has not occurred or, to the Knowledge of the Sellers, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. Except as set forth on
Section 2.16(a) of the Sellers' Disclosure Letter, there has not been, there is not presently pending or existing and, to the Knowledge of the Sellers, there is not threatened any (i) labor dispute currently subject to any grievance procedure, arbitration or litigation or, with respect to any employee of the Company; (ii) proceeding against the Company relating to the alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) organizational activity or other labor or employment dispute against or affecting the

Company or its premises or (iv) application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. No event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute.

     (b) The Company has complied in all material respects with all applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any applicable Law relating to employment.

     Section 2.17 Employee Benefit Plans and Related Matters; ERISA.

     (a) Disclosure. Section 2.17(a) of the Sellers' Disclosure Letter sets forth a true and complete list of the Company Benefit Plans (including a description of any oral Company Benefit Plans). With respect to each such Company Benefit Plan, the Sellers have provided or made available to the Buyer, to the extent applicable, (i) all plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto, (iii) the most recent IRS determination letter for ESOP and the Company's prototype 401(k) plan, (iv) all current summary plan descriptions, (v) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority (including a written description of any oral communication), (vi) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (vii) all current employee handbooks and manuals, (viii) statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company, if any), and (ix) all amendments and modifications to any such Company Benefit Plan or related document. The Company has not communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

     (b) Qualification. Except as set forth in Section 2.17(b) of the Sellers' Disclosure Letter, when applicable, each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified in form and as administered. The ESOP and has received a favorable determination letter from the IRS, and the IRS has issued a favorable determination letter approving the form of the Company's prototype 401(k) plan, and no event has occurred since the respective dates of such determination letters that could adversely affect the qualified status of the ESOP or the 401(k) plan. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date. Except as set forth in Section 2.17(b) of the Sellers' Disclosure Letter, each Company Benefit Plan has been operated in all material respects in accordance with applicable Law, and no non-exempt prohibited transaction has occurred with respect to any such plan.

     (c) ESOP. The ESOP qualifies as an "employee stock ownership plan" within the meaning of section 4975(e)(7) of the Code.

     (d) Liability; Compliance.

          (i) Neither the Company nor any Company Related Person has been involved in any transaction that could cause the Company or, following the Closing Date, the Buyer or any of their respective Affiliates to be subject to liability under section 4069 or 4212 of ERISA. Neither the Company nor any Company Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any Company Related Person or, following the Closing Date, the Buyer or any of its Affiliates. Except as set forth in Section 2.17(d)(i) of the Sellers' Disclosure Letter, all contributions and premiums required to have been paid by the Company or any Company Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law. For purposes of this section, the term "Company Related Person" means the Company and any person or entity that would be or, over the past six years, would have been treated as a single employer with the Company for purposes of Section 414(b), (c), (m) or (o) of the Code.

          (ii) There are no pending or, to the Knowledge of the Sellers, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan that individually or in the aggregate would not reasonably be expected to be materially adverse to the Company. Except as set forth in Section 2.17(d)(ii) of the Sellers' Disclosure Letter, the Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other

     Governmental Authority, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

          (iii) No Company Benefit Plan is a defined benefit plan (as defined in section 3(35) of ERISA), a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA. The Company does not have any withdrawal liability in respect of any such plan.

          (iv) The Company does not have any liability in respect of any post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under section 4980B of the Code.

     (e) Section 280G. The execution, delivery, and performance of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation with respect to any Company Benefit Plan. No payment or deemed payment by the Company will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, that would not be deductible pursuant to section 4999 of the Code.

     Section 2.18 Tax Matters. Except as set forth on Section 2.18 of the Sellers' Disclosure Letter:

          (a) Filing and Payment. All Tax Returns required to be filed with respect to the Company have been duly and timely filed and are complete and correct in all material respects. Section 2.18(a) of the Sellers' Disclosure Letter lists all of the states, territories and jurisdictions in which such income, franchise, sales or use Tax Return with respect to the Company were filed for the calendar years beginning after December 31, 2000, and complete copies of all such Tax Returns have been made available to the Buyer. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to, or that could give rise to a Lien on the Assets of, the Company have been duly and timely paid. All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

          (b) Financial Records. All accounting entries (including but not limited to, charges and accruals) for current Taxes with respect to the Company reflected on the books of the Company are adequate to cover any current Tax liabilities accruing through the end of the last period for which the Company ordinarily records items on its books. Since the end of the last period for which the Company ordinarily records items on its books, the Company has not engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business, that would reasonably be expected to result in a materially increased current Tax liability. All accounting entries for deferred Tax liabilities with respect to the Company accurately reflect the differences between the treatment of items for accounting and income Tax purposes. All necessary valuations allowances have been properly recorded. Since December 31, 2005, the Company has not engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business, that would reasonably be expected to result in a materially increased deferred Tax liability or a materially decreased deferred Tax asset.

          (c) Procedure and Compliance. No written agreement or other document waiving or extending or, to the Knowledge of the Sellers, having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority (except for the power of attorney filed in connection with the ESOP's determination letter application with the IRS). The time for filing any Tax Return with respect to the Company has not been extended to a date later than the date of this Agreement. No Taxes with respect to the Company are currently under audit, examination or investigation by any Governmental Authority. No Governmental Authority has asserted or, to the Knowledge of the Sellers, threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open. No adjustment that would materially increase any current or deferred Tax liability or materially reduce any Tax asset of the Company has been made or, to the Knowledge of the Sellers, proposed or threatened by any Governmental Authority during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period. No material elections for Tax purposes (including any entity classification elections) have been made with respect to the Company that are currently in force or by which the Company is bound. The Company has never been an "S corporation" within the meaning of section 1361 of the Code.

          (d) Tax Sharing, Consolidation and Similar Arrangements. The Company
     (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon the Company after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any person (whether under Treasury Regulation
     Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any tax sharing or indemnity agreement or other contractual agreements, or otherwise).

          (e) Certain Transactions. Except as set forth in Section 2.18(e) of the Sellers' Disclosure Letter, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law);
     (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date. The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor provision or any similar provision of state or local law. The Company does not have any industrial revenue bonds or similar financing outstanding.

     Section 2.19 Insurance.

     (a) Section 2.19(a) of the Sellers' Disclosure Letter lists, and the Sellers have furnished to the Buyer, true and complete copies of, (i) all insurance policies (including fidelity bonds and other similar instruments) to which the Company is a party or that relate to the assets of the Company, the Business or the employees, officers or directors of the Company, (ii) all pending applications for such policies of insurance and (iii) any statement by the Company's auditors with respect to the sufficiency of coverage or adequacy of reserves for claims.

     (b) Except as set forth in Section 2.19(b) of the Sellers' Disclosure
Letter:

          (i) there is no claim by or with respect to the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights;

          (ii) all premiums payable under such policies have been timely paid, and the Sellers and the Company have otherwise complied in all material respects with the terms and conditions of such policies;

          (iii) such policies (or other policies providing substantially similar insurance coverage) (A) have been in effect continuously since January 1 of the third calendar year preceding the Balance Sheet Date and remain in full force and effect, (B) are sufficient for compliance with all requirements of applicable Laws and contracts, agreements and arrangements to which the Company is a party or by which it is bound, (C) do not provide for any retroactive premium adjustments or other chargebacks for which the Company could be liable and (D) will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

          (iv) to the Knowledge of the Sellers, such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company; and

          (v) the Sellers have no Knowledge of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

     (c) Section 2.19(c) of the Sellers' Disclosure Letter describes:

          (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

          (ii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     Section 2.20 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the Closing Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date valid, genuine, current and fully collectible in the aggregate amount thereof, without any set-off, within 180 days after the day on which it first becomes due and payable, subject to normal and customary trade discounts, net of any reserves for doubtful account reflected on the Balance Sheet or on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Balance Sheet represent of the Accounts Receivable reflected therein, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any agreement or arrangement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
Section 2.20 of the Sellers' Disclosure

Letter contains a complete and accurate list of all Accounts Receivable as of March 31, 2006, including the aging of such Accounts Receivable.

     Section 2.21 Inventory. All inventory of the Company, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality or as otherwise characterized pursuant to the Inventory Count, all of which have been written off or written down to net realizable value on the Balance Sheet or the Closing Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of cost or market value, on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are consistent with past practices of the Company and reasonable in the present circumstances of the Company.

     Section 2.22 Customer and Supplier Relationships.

     (a) The Sellers have disclosed to the Buyer (or, with respect to classified information, to the Buyer's personnel with appropriate security clearances) all of (i) the names and addresses of each customer that ordered products or services from the Company with an aggregate purchase price that accounted for 3% or more of the total revenues of the Company in each of the last two (2) fiscal years of the Company and in the last fiscal period included in the Financial Statements and (ii) the total amount of revenues derived from each such customer during each such fiscal period.

     (b) The Sellers have disclosed to the Buyer (i) the names and addresses of each of the ten suppliers from which the Company ordered the most raw materials, supplies or other products or services during each of the last two (2) fiscal years of the Company and (ii) the amount of purchases made by the Company from each such supplier during each such fiscal period.

     (c) Since the Balance Sheet Date, the Company has not suffered any loss of good will or an adverse change in the relationship with any suppliers, customers, creditors, agents or others having business relationships with the Company, in each case, that materially and adversely affects the business operations or prospects of the Company. Except as set forth in Section 2.22(c) of the Sellers' Disclosure Letter, the Company has not been involved in any material controversy with any of its customers or suppliers. The Company has not been advised by any of its customers or suppliers that such customer or supplier was or is intending to terminate its relationship with the Company or would not continue to purchase supplies or services for future periods on account of any dissatisfaction with the Company's performance or due to the transactions contemplated hereby.

     (d) All business placed by all employees or other agents of the Company in such capacity as employees or other agents of the Company has been placed in the name of the

Company, and all fees and compensation on such business have been paid to and are the property of the Company.

     Section 2.23 Brokers or Finders. Other than Philpot Ball & Werner, whose fees and expenses will be paid by the Company, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Company or any of the Sellers or is entitled to any fee or commission from the Company or any of the Sellers in connection with the transactions contemplated by this Agreement.

     Section 2.24 Relationships with Related Persons.

     (a) Section 2.24(a) of the Sellers' Disclosure Letter lists all agreements, arrangements and other commitments or transactions to or by which the Company, on the one hand, and any of the Sellers or any of their respective Related Persons (other than the Company), on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2003, (ii) are currently pending or in effect or (iii) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to the Company (each, an "Related Party Transaction"). Each Related Party Transaction was on terms and conditions as favorable to the Company as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than the Seller or any of its Related Person.

     (b) No stockholder, officer, director or employee of the Company, or any Related Person of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the Business or (B) any Person that is a supplier, customer or competitor of the Company, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company or (iii) is a debtor or creditor of the Company.

     (c) For purposes of this Section 2.24, and without limitation, Related Persons of any Seller shall be deemed to include, with respect to any Seller that is an individual, (A) any Person directly or indirectly beneficially owning or controlling 5% or more of the outstanding voting securities of such Seller or any of its Related Persons, (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by such Seller or any of its Related Persons or (C) any current or former director, officer or trustee of such Seller or any of such Seller's Related Persons or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer.

     Section 2.25 Certain Payments. Neither the Company nor any director, officer or employee of the Company, nor to the Knowledge of the Sellers, any agent of the Company or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business obtained, for or in respect of the Company, or (iii) in violation of any applicable Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     Section 2.26 Products.

     (a) Warranties. The Sellers have delivered to the Buyer complete and correct copies of the standard terms and conditions of sale, lease or license for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions). Except as required by law or as set forth in Section 2.26(a) of the Sellers' Disclosure Letter, no product manufactured, sold, leased, licensed or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

     (b) Product Liability. The Company has no liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Company or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, and (ii) is not otherwise fully and adequately reserved against as reflected in the Balance Sheet and (iii) will not otherwise be fully and adequately reserved against as reflected in the Closing Balance Sheet.

     Section 2.27 Backlog. Section 2.27 of the Sellers' Disclosure Letter accurately describes all order backlog of the Company as of the Balance Sheet Date. The Company's order backlog has been accurately accounted for in the books and records of the Company in accordance with the Company's past practices. The orders comprising the backlog of the Company reflect bona fide transactions entered into in the Ordinary Course of Business consistent with standard industry practice.

     Section 2.28 Bank Accounts. Section 2.28 of the Sellers' Disclosure Letter sets forth a complete and correct list containing the names set forth of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

     Section 2.29 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company, and no such meeting of the stockholders, board of directors or any committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Company will be in the possession of the Company.

     Section 2.30 Disclosure. No representation or warranty made by the Sellers in this Article II contains any untrue statement of a material fact or omits a material fact necessary in order to make such representation or warranty not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

     Section 3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and each of the Ancillary Agreements.

     Section 3.2 Authorization. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the Ancillary Agreements. This Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered by the Buyer will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     Section 3.3 No Conflicts.

     (a) Except as set forth in Section 3.3(a) of the Buyer Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Laws of the jurisdictions set forth in Section 3.3(a) of the Buyer Disclosure Letter; and (iii) any actions or filings under any applicable Laws the absence of which would not, individually or in the aggregate, impair the ability of the Buyer to consummate the transactions contemplated hereby or thereby.

     (b) Except as set forth in Section 3.3(b) of the Buyer Disclosure Letter, the execution, delivery and performance by the Buyer of this Agreement and any of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of any of (A) the Organizational Documents of the Buyer or (B) any resolution adopted by the board of directors of the Buyer, (ii) assuming compliance with the matters referred to in Section 3.3(a), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Ancillary Agreements; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which Buyer is a party.

     Section 3.4 Investment Intent. The Shares to be acquired by the Buyer under the terms of this Agreement will be acquired by the Buyer for investment for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the 1933 Act.

     Section 3.5 Brokers or Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Buyer or is entitled to any fee or commission from the Buyer in connection with the transactions contemplated by this Agreement.

     Section 3.6 No Litigation. There is no Litigation pending before any Governmental Authority or, to the Knowledge of the Buyer, threatened, against the Buyer that (i) could reasonably be expected to have the effect of preventing, substantially delaying, making illegal or otherwise substantially interfering with the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) individually or in the aggregate, would reasonably be expected to be materially adverse to the Buyer.

     Section 3.7 Payment of Purchase Price. To the Knowledge of the Buyer, there are no circumstances that could reasonably be expected to have the effect of preventing or delaying the Buyer's ability to make any payments of the Purchase Price when due pursuant to this Agreement or any of the Ancillary Agreements.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

     Section 4.1 Conduct of the Business. From the date hereof until the Closing, the Sellers shall cause the Company to conduct the Business in the Ordinary Course of Business, to use its commercially reasonable efforts to preserve intact the Business, the assets of the Company and the relationships of the Company with its customers, suppliers and others having business dealings with it, and to keep available the services of its present officers and significant employees. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise required by this Agreement or as set forth on Section 4.1 of the Sellers' Disclosure Letter, the Sellers shall cause the Company not to:

          (a) issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of the Company or other Company Securities, or any rights or obligations convertible into or exchangeable for any shares of capital stock of the Company or other Company Securities, or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company;

          (b) merge or consolidate with any other Person;

          (c) enter into, assume or amend any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the Ordinary Course of Business and providing for payments over the term of such agreements of no more than $250,000 with respect to any single agreement and $1,000,000 in the aggregate;

          (d) incur any Indebtedness, other than trade accounts payable and short-term working capital financing, in each case, incurred in the Ordinary Course of Business;

          (e) make any capital expenditures, or commitments for capital expenditures in excess of $250,000 in the aggregate, except as contemplated by the Company's 2006 capital expenditure budget;

          (f) forgive, cancel or compromise any debt or claim, or waive or release any right of material value;

          (g) fail to pay or satisfy when due any material liability of the Company (other than any such liability that is being contested in good faith);

          (h) settle or compromise any material Litigation;

          (i) sell, transfer, lease, license or otherwise dispose of any assets, properties or rights of the Company (except for inventory sold in the Ordinary Course of Business), including, without limitation, the sale, transfer, lease, license or other disposition of any Intellectual Property, or any creation or other incurrence by the Company of any Lien (other than Permitted Liens) on any material assets, properties or rights of the Company;

          (j) take any action or omit to take any action if, as a result of such action or omission, any representation and warranty of the Sellers contained herein would become inaccurate in any material respect at, or as of any time prior to, the Closing; and

          (k) change any Tax election, make any material Tax election to the extent inconsistent with most recent practice, change any annual Tax accounting period or method of Tax accounting (unless required by Law), amend or file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

          (l) take any action or omit to take any action that would have made untrue any of the representations and warranties of the Sellers set forth in Section 2.7 if such action had been taken prior to the date hereof; or

          (m) agree or commit to do any of the foregoing.

     Section 4.2 Notice of Certain Events. From the date hereof until the Closing, the Sellers (other than the ESOP) shall promptly notify the Buyer in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by the Sellers in this Agreement or any of the Ancillary Agreements not being true and correct or (iii) could reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; and (d) any Litigation commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting any of the Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.11 or that relates to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The Buyer's receipt of information pursuant to this Section 4.2 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty, indemnification, closing condition or agreement given or made by the Sellers in this Agreement or any of the Ancillary Agreements. From the date hereof until the Closing, the Buyer shall promptly notify the Sellers in writing if it learns of any circumstance, event or action the existence, occurrence or taking of which has resulted in or would reasonably be expected to result in any representation or warranty made by the Sellers in this Agreement or any of the Ancillary Agreements not being true and correct. Upon receipt of such notice, the Sellers shall be given the opportunity to cure, at their own expense, such inaccuracy or breach of representation and warranty until the End Date.

     Section 4.3 No Solicitation. From the date hereof until the Closing, the Sellers shall not, and shall not authorize or permit the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or afford access to the properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal or
(iii) enter into any agreement with respect to an Acquisition Proposal.

     Section 4.4 Access to Information; Confidentiality.

     (a) From the date hereof until the Closing, the Sellers shall, and shall cause the Company to, (i) give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and to the books and records relating to the Company, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with the Buyer in its investigation of the Company; provided, however, that in the case of a classified Government Contract or Government Subcontract or any other classified documents or information, such access shall be provided only to the Buyer's personnel or representatives with appropriate security clearance. Any investigation pursuant to this Section 4.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement or any of the Ancillary Agreements.

     (b) Each Seller acknowledges and agrees that all Confidential Information known or obtained by such Seller, whether before or after the date hereof, is the property of the Company or the Buyer, as applicable. Each Seller agrees that he or she will not, and will cause his or her Related Persons, employees, accountants, counsel, consultants, advisors and agents not to, at any time, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for such Seller's own account or for the account of any of such Seller's Related Persons, or for the benefit of any other Person (other than the Company), any Confidential Information, whether such Seller has such information in such Seller's memory or embodied in writing or other physical form or any computer readable format, without the Buyer's written consent, unless and to the extent that the information (i) is or becomes generally known to and available for use by the public other than as a result of any Seller's fault or the fault of any other Person bound by a duty of confidentiality to the Buyer or the Company, (ii) becomes available to such Seller on a non-confidential basis, from a source (other than the Company or any of its employees) that is entitled to disclose such information without breach of confidentiality to the Company, or (iii) to the extent that disclosure is compelled by judicial or administrative process or by other requirements of Law (in which event the Sellers shall give the Buyer as much notice of such disclosure as is practicable and permitted by law and shall cooperate with the Buyer, at the Buyer's expense, to obtain appropriate protective orders).

     (c) Following the execution of this Agreement and prior to the Closing, each Seller agrees to make available to the Buyer for review, at the Buyer's request, any documents, memoranda, notes, plans, records, reports, summaries and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form, relating to the businesses, operations, or affairs of the Company and any other Confidential Information that such Seller may then possess or have under such Seller's control. All such requests shall be made by the Buyer to the Sellers with reasonable notice, and all reviews of such information shall be conducted by the Buyer's personnel with appropriate security clearances and in such a manner as not to interfere unreasonably with the Sellers' duties. Except as set forth in Section 4.4 of the Sellers' Disclosure Letter, on or prior to the Closing Date, the Sellers shall deliver to the Company any documents or information memorialized in tangible or electronic form described in the first sentence of this Section 4.4(c) that is used or held for use in connection with and material to the Business.

     Section 4.5 Non-Competition; Non-Solicitation.

     (a) During the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Non-Compete Period"), none of the Sellers will, anywhere in the world, either directly or indirectly, whether as shareholder, owner, member, partner, director, officer, employee, agent, consultant or contractor, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend such Seller's name or any similar name to, lend such Seller's credit to, or render services or advice to, any Person whose products, services or activities compete with the products, services or activities that comprise any material part of (i) the Business or (ii) the signal intelligence (SIGINT) and force protection business of the Buyer; provided, however, that the foregoing shall not prohibit any Seller from (A) purchasing or otherwise acquiring any securities of the Buyer or up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the 1934 Act or (B) being employed by any Person whose products, services or activities compete with the products, services or activities that comprise any material part of the Business or any material part of the signal intelligence (SIGINT) and force protection business of the Buyer, as long as such Seller does not, directly or indirectly, (x) participate in the provision by such Person of such competitive products, services or activities or (y) supervise or direct others in the performance of such Person's competitive activities. Each Seller agrees that the covenant set forth in this Section 4.5(a) is reasonable with respect to its duration, geographical area, and scope.

     (b) During the Non-Compete Period, none of the Sellers will, directly or indirectly, whether on behalf of such Seller or any other Person, (i) induce or attempt to induce any employee of the Company or the Buyer to leave the employ of the Company or the Buyer, (ii) in any way interfere with the relationship between the Company or the Buyer and any employee of the Company or the Buyer,
(iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any individual who is an employee of Company on the date of this Agreement or becomes an employee during the Non-Compete Period, whether or not such employment or engagement is solicited by such Seller, within six months of the termination of such individual's employment with the Company or the Buyer, or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or the Buyer to cease doing, or decrease, business with Company, or in any way interfere with the relationship between the Company and any client or customer, supplier, licensee, or business relation of the Company; provided, however, that nothing herein shall limit the right of any Seller or any other Person to publish notices for or advertisements of available employment in newspapers, on the internet or in other publications or media of general circulation.

     (c) None of the Sellers will, at any time prior to the Closing, disparage the Buyer or Company, any of their shareholders, directors, officers, employees or agents, or any products or services provided by the Buyer or the Company; provided, however, that the Sellers will not be prohibited by this Section 4.5(c) from testifying truthfully before any Governmental Authority.

     (d) Each of the Sellers will, during the Non-Compete Period, within ten
(10) days after accepting any employment, advise the Buyer of the identity of any employer of such Seller. The Buyer or the Company may serve notice upon each such employer that such

Seller is bound by this Agreement and furnish each such employer with a copy of this Section 4.5.

     Section 4.6 Subsequent Financial Statements and Reports. From the date hereof until the Closing, the Sellers shall cause the Company to (i) provide to the Buyer a monthly management report in scope and detail consistent with those management reports that have been historically prepared by the Company, and (ii) timely prepare, and promptly deliver to the Buyer, monthly financial statements, to be in scope and detail consistent with the monthly financial statements that have been historically prepared by the Company.

     Section 4.7 Public Announcements. Except as required by applicable Law or stock exchange rules, neither the Buyer nor any of the Sellers shall make, or permit any of their Related Persons or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party.

     Section 4.8 Further Actions. From the date hereof until the Closing:

     (a) Each party shall use all commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, to cause the conditions to their respective obligations set forth in Article VI to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) Each party shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act, if applicable) required under any Law applicable to such party or any of its Related Persons, and give such reasonable undertakings as may be required in connection therewith, and (ii) use commercially reasonable efforts to obtain, cause to be obtained, all consents, authorizations and approvals from all Governmental Authorities and any other Persons necessary to be obtained or made by such party or any of its Related Persons, in each case in connection with this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, provided that (A) the Sellers and their respective Related Persons shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon the Buyer or any member of the EDO Group, including, after the Closing, the Company, without the prior written consent of the Buyer, and (B) neither the Buyer nor any member of the EDO Group shall be required to take any action that (1) involves divestiture of an existing business of the Buyer or any member of the EDO Group, including, after the Closing, the Company, (2) involves unreasonable expense or
(3) could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) Each party shall, and shall cause its Related Persons to, coordinate and cooperate with the other party and its Related Persons in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the filings and other actions contemplated by this Section 4.8.

     Section 4.9 Insurance. The Sellers shall cause the Company to maintain or cause to be maintained through the Closing Date the insurance with respect to the Company referred to in Section 2.19. If the Buyer requests, the Sellers shall cause the Company to purchase, at the Buyer's expense, an extended reporting period with respect to such insurance. Following the Closing, the Sellers shall, and shall cause the Company to, (i) not seek to change any rights or obligations of the Company under such insurance, (ii) cooperate with the Company in making claims under such insurance, and (iii) promptly pay over to the Company any amounts that any Seller or any Related Person of any Seller may receive under such insurance in respect of losses experienced by the Company.

     Section 4.10 Further Assurances. Following the Closing, the Sellers shall, and shall cause their respective Related Persons and representatives to, promptly execute and deliver, without further consideration, such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Buyer or the Company to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transaction contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

     Section 4.11 Restricted Shares Agreements. At the Closing, each of the Key Employees shall execute and deliver a Restricted Shares Agreement, effective as of the Closing Date. Pursuant to the Restricted Shares Agreements, the Buyer will issue to the Key Employees, on the terms and subject to the conditions and restrictions set forth therein, in consideration of personal services to be rendered by the Key Employees on and after the Closing Date, shares of Buyer Common Stock having the aggregate value set forth in Section 1.3(b)(iv) of the Sellers' Disclosure Letter.

     Section 4.12 Retention Agreements. The Buyer shall use its commercially reasonable efforts to enter into a retention agreement, substantially in the form of Exhibit E attached hereto (each, a "Retention Agreement" and, collectively, the "Retention Agreements") with each of the individuals identified in Section 4.12 of the Sellers' Disclosure Letter (each, an "Additional Key Employee" and, collectively, the "Additional Key Employees") promptly following the Closing, and in any event not later than thirty (30) days following the Closing Date. Pursuant to the Retention Agreements, the Buyer will agree to pay the Additional Key Employees, on the terms and subject to the conditions and restrictions set forth therein, the aggregate amount specified in Section

4.12 of the Sellers' Disclosure Letter. In the event that a Retention Agreement is not entered into by the Buyer and any of the Additional Key Employees as a result of such Additional Key Employee's decision, at his or her sole discretion, not to enter into a Retention Agreement with the Buyer, the Buyer and the Seller shall be deemed to have satisfied their respective obligations under this Section 4.12.

     Section 4.13 Restricted Stock. On or prior to the Closing Date, the Sellers shall cause the Company to take all corporate action necessary to waive any restrictions on transfer of any shares of Class A Stock issued pursuant to the Restricted Stock Agreements such that the restricted stock may be transferred to the Buyer in accordance with this Agreement.

     Section 4.14 Consulting Agreements. On or prior to the Closing Date, the Company shall enter into extension or renewal agreements (and shall deliver to the Buyer copies thereof) with respect to each of the Consulting Agreements. As extended or renewed pursuant to this Section 4.14, the Consulting Agreements (a) shall be in form and substance reasonably satisfactory to the Buyer and (b) shall provide, among other things, that (i) all work product developed by the consultants pursuant to the Consulting Agreements shall constitute "works made for hire" within the meaning of the U.S. Copyright Act, and all intellectual property rights in and to any such work product shall be owned by the Company,
(ii) all intellectual property rights in and to any work product developed by the consultants pursuant to the Consulting Agreements following such extension or renewal that does not constitute a "work made for hire" within the meaning of the U.S. Copyright Act shall be automatically assigned by the consultant to the Company and (iii) all intellectual property rights in and to any work product developed by the consultants pursuant to the Consulting Agreements prior to such extension or renewal shall be assigned by the consultants to the Company effective as of the date of such extension or renewal.

     Section 4.15 ROFO Waiver. Within three (3) Business Days following the date hereof, each of the Sellers (other than the ESOP) shall execute and deliver, and shall cause the Company to execute and deliver, to the Buyer a Waiver of Right of First Offer and Termination Agreement, substantially in the form of Exhibit F attached hereto (the "ROFO Waiver").

                                    ARTICLE V
                                   TAX MATTERS

     Section 5.1 Sellers' Responsibility for Taxes. Notwithstanding anything in this Agreement to the contrary, the Sellers (other than the ESOP), jointly and severally, shall bear and pay, reimburse, indemnify and hold harmless Buyer Indemnitees for, from and against any and all Losses with respect to Taxes where such Taxes (a) are in respect of any Pre-Closing Tax Period, but only to the extent such Taxes exceed the "accrued taxes payable" set forth on the Closing Statement as finally determined, (b) arise under


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

Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state, local or foreign Law or under principles of transferee or successor liability or by contract, or (c) arise from, or are attributable to, any inaccuracy in, or breach of, any representation or warranty made in Section 2.18, in each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorney's and accountant's fees) incurred in connection therewith.

     Section 5.2 Straddle Periods. For purposes of Section 5.1, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date (a "Straddle Period") shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (b) in the case of income Taxes and all other Taxes, on the basis of a closing of the books as of the end of the Closing Date.

     Section 5.3 Tax Returns. The Sellers (other than the ESOP) shall be responsible for preparing and filing all Tax Returns with respect to the Company for all Pre-Closing Tax Periods other than Tax Returns in respect of any Straddle Period. The Buyer shall be responsible for preparing and filing all Straddle Period Tax Returns. Each of the Sellers and the Buyer shall use commercially reasonable efforts to make any Tax Returns and work papers in respect of a Pre-Closing Tax Period for which such party is responsible for preparing available for review by the other party sufficiently in advance of the due date for filing such Tax Returns, provided that the Sellers shall furnish any such Tax Return that is an Income Tax Return to the Buyer for review not later than sixty (60) days prior to the due date for filing such Income Tax Return. In the event of any disagreement between the Buyer and the Sellers regarding Tax Returns, such disagreement shall be resolved by BDO Seidman, LLP (the "Tax Accountant"), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by the Buyer on one hand and the Sellers on the other hand. If the Tax Accountant does not resolve any differences between the Sellers and the Buyer with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and shall be amended by such party to reflect the Tax Accountant's resolution. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer. Except in connection with an audit resolved pursuant to Section 5.4, the Sellers shall not amend any Tax Returns for any Pre-Closing Tax Period without the written consent of the Buyer.

     Section 5.4 Tax Contests. Any party (other than the ESOP) that receives any notice of a pending or threatened Tax audit, assessment or adjustment relating to the Company, or to any Affiliate of the Company that may give rise to a liability for the Company, or to any Seller as a result of holding Company stock shall promptly notify the other party within ten (10) Business Days of receipt of such notice. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceedings to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations). The Sellers shall have the right to control at their expense the portion of any such audit, examination or proceeding that relates to any Taxes for which the Sellers are responsible, provided that the Sellers shall not settle or compromise any such audit, examination or proceeding without the consent of the Buyer and provided further that the Buyer may participate in any such audit, examination or proceeding, at its own expense. The Buyer shall control any audit, examination or proceeding (or portion thereof) that does not relate to Taxes for which the Sellers are responsible under Section 5.1.

     Section 5.5 Books and Records; Cooperation. The Buyer and the Sellers (other than the ESOP) shall (and shall cause their respective Affiliates, Related Persons and representatives to) (a) provide the other party with such assistance as may be reasonably requested in connection with the preparation and filing of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its agents and representatives with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

     Section 5.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by the Sellers when due, and the Sellers will, at their own expense, and to the extent permitted under applicable Law, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Buyer will, and will cause any member of the EDO Group to, join in the execution of any such Tax returns and other documentation.

     Section 5.7 Overlap. To the extent that an obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article V, the provisions of this Article V shall govern such obligation or responsibility.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to the Obligations of Buyer and Sellers. The obligations of the Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) HSR Act Notification. The notifications of the Buyer and the Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

          (b) No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

          (c) Other Governmental Approvals. The Sellers shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 2.4(a) of the Sellers' Disclosure Letter, and the Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.3(a) of the Buyer Disclosure Letter, in each case in form and substance reasonably satisfactory to the Buyer and the Sellers, and no such consent, authorization or approval shall have been revoked.

     Section 6.2 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement or in any Ancillary Agreement and in any certificate or other writing delivered pursuant hereto (i) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects or (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, except that the representations and warranties in Section 2.2 and 2.23 shall be true and correct in all respects, in each case at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for any representations and warranties made as of a certain date, which representations and warranties shall be true and correct as of such date).

     (b) Performance. The Sellers shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

     (c) Officer's Certificate. The Sellers shall have delivered to the Buyer a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect set forth in Section 6.2(a) and (b).

     (d) Consents. The Sellers shall have received all consents, authorizations or approvals or delivered all notices listed in Section 2.4(b) of the Sellers' Disclosure Letter, in each case in form and substance reasonably satisfactory to the Buyer, and no such consents, authorizations, approvals or notices shall have been revoked.


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

     (e) No Litigation, etc. No Litigation shall have been filed and be pending, no Governmental Authority shall have notified the Buyer, any of the Sellers or the Company of its intention to commence, or recommend the commencement of, Litigation and no Law shall have been enacted, entered, enforced, promulgated or issued with respect to or deemed applicable, which in any case seeks or purports to challenge, prohibit, interfere with, limit, delay, restrain, impose damages or other material obligations in connection with or increase the cost of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation the acquisition, ownership, voting or disposition by the Buyer of any Shares and the ownership, control or operation by the Buyer, the Company or any of their respective Affiliates of a material portion of the Business or the assets of the Company.

     (f) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since the Balance Sheet Date that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

     (g) FIRPTA Certificate. Each of the Sellers shall have delivered to the Buyer a statement, meeting of requirements section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that such Seller is not a "foreign person" as such term is used in such section.

     (h) Ancillary Agreements. Each Seller shall have executed and delivered to the Buyer each of the Ancillary Agreements to which such Seller is a party.

     (i) Resignations. All directors and officers of the Company whose resignations shall have been requested by the Buyer shall have submitted their resignations or been removed from office, effective as of the Closing Date.

     (j) ESOP Certificate. The condition set forth in Section 6.4 shall have been satisfied.

     Section 6.3 Conditions to Obligations of Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and shall be repeated and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for any representations and warranties made as of a certain date, which representations and warranties shall be true and correct as of such date).

     (b) Performance. The Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

     (c) Officer's Certificate. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its duly authorized officer, to the effect set forth in Section 6.3(a) and (b).

     (d) Ancillary Agreements. The Buyer shall have executed and delivered to the Sellers each of the Ancillary Agreements.

     (e) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened against Buyer since the date of this Agreement that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the Buyer.

     Section 6.4 Conditions to the Obligations of the ESOP. In addition to the conditions set forth in Section 6.1 and 6.3, the ESOP shall not be required to perform its obligation to consummate the transactions contemplated by this Agreement unless the Administrator has executed and delivered to the Trustee, on or prior to the Closing Date, a certificate pursuant to Section 5.1.5 of the ESOP to the effect that the portion of the Purchase Price payable with respect to the Shares owned by the ESOP is equal to or exceeds the aggregate fair market value of such Shares.

                                   ARTICLE VII
                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the written agreement of the Buyer and the Sellers;

          (b) by either the Buyer or the Sellers by written notice to the other party, if:

               (i) the Closing shall not have been consummated on or before November 26, 2006 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

               (ii) (A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Order enjoining the Buyer or any of the Sellers from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

          (c) by the Buyer by written notice to the Sellers, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Sellers or the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in
     Section 6.1 or Section 6.2 not to be satisfied, and such breach is incapable of being cured by the End Date;

          (d) by the Buyer by written notice to the Sellers, if a Material Adverse Effect on the Company shall have occurred; or

          (e) by the Sellers by notice to the Buyer, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such breach is incapable of being cured by the End Date.

     Section 7.2 Effect of Termination.

     (a) If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates, Related Persons, directors, officers, trustees, employees, stockholders, agents, representatives or advisors) to the other party hereto, except as set forth in Section 7.2(b).

     (b) A termination fee in the amount of $6,300,000 (the "Termination Fee") shall be payable by one party (the "Breaching Party") to the other party (the "Non-Breaching Party") in the event that (i) this Agreement is terminated by the Breaching Party other than as expressly permitted in Section 7.1 or (ii) the Breaching Party willfully takes or omits to take any action that results in a breach of a representation or warranty of the Breaching Party set forth in this Agreement or failure by the Breaching Party to perform any of its covenants under this Agreement, in each case, if such breach or failure (A) gives the Non-Breaching Party the right to terminate this Agreement under Section 7.1(c) or (e) and (B) this Agreement is terminated by the Non-Breaching Party pursuant thereto. The Termination Fee shall also be payable by the Sellers (other than the ESOP) to the Buyer in the event this Agreement is terminated by either the Buyer or the Sellers pursuant to Section 7.1(a) or (b) as a result of the failure of the condition set forth in Section 6.4 to be satisfied. The Termination Fee shall be payable within five (5) Business Days following the date of such termination. The parties agree that the Termination Fee shall constitute liquidated damages and shall be the Non-Breaching Party's sole and exclusive remedy against the Breaching Party for any losses or damages suffered by the Non-Breaching Party by reason of such termination or the breach giving rise to such termination and the resulting failure to consummate the transactions contemplated by this Agreement. The parties agree that the amount of the Termination Fee is a reasonable estimate of such potential damages and that the actual amount of such damages would be difficult to determine. Notwithstanding the foregoing, the ESOP shall not be required to pay any portion of the Termination Fee set forth in this Section 7.2(b). For the avoidance of doubt, no Termination Fee will be payable by any party if the Closing occurs.

     (c) The provisions of this Section 7.2 and Sections 4.4(b), 9.1, 9.2, 10.1,
10.4 and 10.6 shall survive any termination of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1 Survival. The representations and warranties of the parties contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9(a), 2.23 and 2.25 shall survive indefinitely or until the latest date permitted by law and (b) the representations and warranties set forth in Sections 2.14, 2.15, 2.16, 2.17 and 2.18 shall survive for the duration of the applicable statute of limitations (including waivers) plus sixty (60) days. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for the period explicitly specified therein or, if no such period is specified therein, indefinitely. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Such notice shall set forth with reasonable specificity the nature of the breach alleged.

     Section 8.2 Indemnification by Sellers. The Sellers (other than the ESOP) shall, jointly and severally, defend, indemnify and hold harmless the Buyer, any member of the EDO Group and the Company, and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees"), from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (collectively, "Losses"), resulting from, arising out of or relating to:

          (a) any inaccuracy in or breach of any representation or warranty when made by the Sellers in or pursuant to this Agreement or any of the Ancillary Agreements;

          (b) any failure of any of the Sellers (or, prior to the Closing, the Company) to perform any covenant or agreement under this Agreement or any of the Ancillary Agreements;

          (c) any Sellers' Expenses that were not properly reflected on the Closing Balance Sheet in accordance with Section 1.4(e); or

          (d) any of the matters described in Item (a) of Section 2.17(b) of the Sellers' Disclosure Letter or Item (a) of Section 2.17(d)(i) of the Sellers' Disclosure Letter (regardless of whether or not the Loss exceeds any estimated damages or costs set forth in such items of the Sellers' Disclosure Letter).

     Section 8.3 Indemnification by Buyer. The Buyer shall defend, indemnify and hold harmless the Sellers and their respective Related Persons, directors, officers, trustees, employees, agents, advisers and representatives (collectively, the "Seller Indemnitees") from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from, arising out of or relating to:

          (a) any inaccuracy in or breach of any representation or warranty made by the Buyer in or pursuant to this Agreement or any of the Ancillary Agreements; or

          (b) any failure of the Buyer to perform any covenant or agreement under this Agreement or any of the Ancillary Agreements.

     Section 8.4 Certain Limitations, etc.

     (a) Except as set forth in Section 8.4(e), the Sellers' indemnification obligations under this Article VIII shall be subject to the following limitations: (i) the Sellers shall not be required to indemnify Buyer Indemnitees for Losses under clause (a) or (b) of Section 8.2 until the aggregate amount of all such Losses exceeds $500,000 (the "Threshold Amount"), in which event the Sellers shall be responsible only for Losses in excess of $250,000 (the "Deductible"), (ii) except with respect to any inaccuracies in or breaches of the representations and warranties contained in Sections 2.1, 2.2,
2.3 and 2.18, the aggregate liability of the Sellers for Losses under clause
(a), (b) or (d) of Section 8.2 shall not exceed $25,000,000 (the "Cap") and
(iii) in no event shall the aggregate liability of any individual Seller for Losses under Section 8.2 exceed an amount equal to the portion of the Purchase Price allocated to such Seller in accordance with the Allocation Percentages.

     (b) Except (x) as set forth in Section 8.4(e) and (y) with respect to any inaccuracies in or breaches of the representations and warranties contained in Sections 3.1 and 3.2, (i) the Buyer shall not be required to indemnify Seller Indemnitees for Losses under clause (a) or (b) of Section 8.3 until the aggregate amount of all such Losses exceeds the Threshold Amount, in which event the Buyer shall be responsible only for Losses in excess of the Deductible and
(ii) in no event shall the aggregate liability of the Buyer for Losses under clause (a) or (b) of Section 8.3 exceed the Cap.

     (c) The amount of any Losses resulting from, arising out of or relating to any inaccuracy in or breach of any representation or warranty contained in this Agreement or any of the Ancillary Agreements and subject to indemnification under this Article VIII shall be determined without regard to any materiality (except that references to GAAP shall not disregard the concept of materiality incorporated therein), "Material Adverse Effect" or similar qualification, or any qualification or requirement that a matter be or not be "reasonably expected" to occur, contained in or otherwise applicable to such representation or warranty.

     (d) Notwithstanding anything to the contrary herein, the rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The Buyer shall have no right to indemnification under this Agreement in respect of any inaccuracy or breach of any representation or warranty of the Sellers to the extent that any individual listed in clause (iii) of the definition of "Knowledge" contained in
Section 9.1 (but such knowledge shall not be ascribed to the Buyer or any such individual based on the aggregate knowledge of such individuals) has actual knowledge on the date of this Agreement that such representation and warranty is inaccurate as of date of this Agreement. Neither the Buyer nor any individual shall have any duty of due inquiry under this Section 8.4(d) as to any matter whatsoever. The representations and warranties of the Sellers shall not otherwise be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate (regardless of when such investigation was conducted or knowledge was obtained) or by reason of the Buyer's waiver of any condition set forth in Section 6.2.

     (e) Except as provided in Sections 5.1 and 10.13, the indemnity provided for in this Article VIII shall be the sole and exclusive remedy of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of the Sellers or the Buyer, respectively, herein or any other breach of this Agreement; provided, however, that (i) nothing herein shall limit in any way any such party's remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection herewith or the transactions contemplated hereby and (ii) the limitations on indemnification set forth in Section 8.4(a) or Section 8.4(b), as the case may be, shall not apply to any willful or knowing breaches by any party of its covenants set forth in this Agreement or any of the Ancillary Agreements.

     (f) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price to the extent permitted under applicable Law and shall be allocated among the Sellers as provided in this Agreement.

     (g) The amount of Losses indemnified under this Article VIII shall be reduced by the net amount the Indemnified Party recovers (after deducting all attorneys' fees, expenses, premium increases as a result of the Loss and other costs of recovery) pursuant to any insurance policy.

     Section 8.5 Third Party Claim Procedures. In the case of any Litigation asserted by a third party (a "Third Party Claim") against a party entitled to indemnification under this Agreement (an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of such Third Party Claim and in a manner consistent with Section 10.1, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an


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unconditional term thereof the giving by each claimant or plaintiff to such
Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnified Party in good faith determines that
(i) the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Company to conduct the Business, or (ii) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed, and provided, further, that in the case of clause (ii) above, the Indemnified Party will have no such right to so take over and control where such Third Party Claim involves no potential remedies other than monetary damages and the Indemnifying Party will pay all such monetary damages. In any event, the Sellers and the Buyer shall cooperate in good faith in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

     Section 8.6 Escrow; Right of Set-Off.

     (a) The Buyer shall exercise its rights to indemnification under this Agreement or any of the Ancillary Agreements by giving written notice of any Losses suffered by the Buyer or the Company that the Buyer believes in good faith to be the obligation of one or more of the Sellers under this Agreement or any of the Ancillary Agreements (a "Claim") to the Sellers' Representative and the Escrow Agent pursuant to the Escrow Agreement.

     (b) In the event that the Escrow Amount is insufficient to fully satisfy the Sellers' indemnification obligations under this Agreement or any Ancillary Agreements, the Buyer may set off the amount of such shortfall against any amounts payable to the individual Sellers under the Promissory Note, in accordance with the procedures set forth therein.

     (c) Neither the exercise of nor the failure to give notice of a Claim pursuant to the Escrow Agreement or to exercise the right of set-off pursuant to
Section 8.6(b) shall constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

                                   ARTICLE IX
                                   DEFINITIONS

     Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:


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     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

     "Accounts Receivable" has the meaning set forth in Section 2.20.

     "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of any material assets of the Company (other than sales of inventory in the Ordinary Course of Business) or any other transaction intended to frustrate the purposes of, impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to the Buyer of the transactions contemplated by this Agreement.

     "Additional Key Employees" has the meaning set forth in Section 4.12.

     "Administrator" means the administrator of the ESOP.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Agreement" has the meaning set forth in the Preamble.

     "Allocation Percentage" means, with respect to any Seller, the number of Shares owned by such Seller, divided by the total number of Shares, as set forth on Schedule I attached hereto.

     "Ancillary Agreements" means, collectively, (i) the Promissory Note, (ii) the Escrow Agreement, (iii) the Sellers' Release, (iv) the Restricted Shares Agreements and (v) the ROFO Waivers.

     "Assets" has the meaning set forth in Section 2.9(a).

     "Audited Financial Statements" has the meaning set forth in Section 2.5(a).

     "Balance Sheet" means the consolidated balance sheet of the Company dated as of the Balance Sheet Date and included in the Unaudited Financial Statements.

     "Balance Sheet Date" has the meaning set forth in Section 2.5(a).


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

     "Baseline Book Value" means $14,804,739.

     "Breaching Party" has the meaning set forth in Section 7.2(b).

     "Business" means the business and operations of the Company as conducted as of the date hereof and as of the Closing Date.

     "Business Day" means any day on which banks are not required or authorized to close in New York City.

     "Buyer" has the meaning set forth in the Preamble.

     "Buyer Common Stock" means the common stock of the Buyer, par value $1.00 per share.

     "Buyer Disclosure Letter" means the letter, dated as of the date hereof, delivered by the Buyer to the Sellers prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.

     "Buyer Indemnitees" has the meaning set forth in Section 8.2.

     "Cap" has the meaning set forth in Section 8.4(a).

     "Cash Consideration" has the meaning set forth in Section 1.3(b).

     "Claim" has the meaning set forth in Section 8.6(a).

     "Class A Shares" has the meaning set forth in the Recitals.

     "Class B Shares" has the meaning set forth in Recitals.

     "Closing" has the meaning set forth in Section 1.3(a).

     "Closing Balance Sheet" has the meaning set forth in Section 1.4(e).

     "Closing Book Value" means an amount equal to (x) total consolidated assets of the Company (excluding goodwill and intangible assets) minus (y) total consolidated liabilities, in each case as of the Closing Date but without giving effect to the Closing, except for the items set forth in Section 1.4(e).

     "Closing Date" has the meaning set forth in Section 1.3(a).

     "Closing Statement" has the meaning set forth in Section 1.4(e).

     "Code" means the Internal Revenue Code of 1986, as amended.


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

     "Company" has the meaning set forth in the Recitals.

     "Company Benefit Plans" means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company that is maintained or contributed to by the Company or any Company Related Person, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law.

     "Company Securities" has the meaning set forth in Section 2.2(b).

     "Confidential Information" means any and all confidential business information and any and all information, however documented, that is a trade secret within the meaning of applicable statutory or case law concerning the business and affairs of the Company or the Buyer, whether or not marked as "secret" or "confidential," including, without limitation, the following: (i) product specifications, data, know-how, formulas, blueprints, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, database technologies, concepts, ideas and methods; (ii) to the extent such information is not publicly disclosed by the Company or the Buyer in any filings with Governmental Authorities, in press releases or otherwise, all financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and personnel materials; and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or the Buyer containing or based, in whole or in part, on any of the foregoing information. Confidential Information does not include, however, information that is or becomes generally available to the public other than as a result of a disclosure by any Seller or the Company.

     "Consulting Agreements" means, collectively, (i) the Agreement for Consulting Services, dated March 1, 2004, by and between the Company and Paul Baryiames and (ii) the Agreement for Consulting Services, dated August 19, 2005, by and between the Company and Maglathlin Consulting Services LLC.

     "Deductible" has the meaning set forth in Section 8.4(a).

     "Dispute Notice" has the meaning set forth in Section 1.4(f).


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

     "Disputed Item" has the meaning set forth in Section 1.4(f).

     "EDO Group" means the Buyer and all members of the affiliated group of corporations (within the meaning of IRC Section 1504) of which the Buyer is the parent.

     "End Date" has the meaning set forth in Section 7.1(b)(i).

     "Environmental Law" means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to releases of Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

     "Environmental Permit" means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

     "Escrow Agent" means The Bank of New York.

     "Escrow Agreement" has the meaning set forth in Section 1.3(b).

     "Escrow Amount" has the meaning set forth in Section 1.3(b).

     "ESOP" means the Impact Science and Technology, Inc. Employee Stock Ownership Plan and Trust.

     "ESOP Amount" means an amount equal to the product of (x) the Cash Consideration and (y) the ESOP's Allocation Percentage.

     "Estimated Closing Balance Sheet" has the meaning set forth in Section 1.4(c).

     "Estimated Closing Book Value" has the meaning set forth in Section 1.4(c).

     "Estimated Closing Statement" has the meaning set forth in Section 1.4(c).

     "Financial Statements" has the meaning set forth in Section 2.5(a).

     "GAAP" has the meaning set forth in Section 1.4(c).

     "Governmental Authority" means (i) any nation or government, any state or other political subdivision thereof, (ii) any entity, authority or body exercising executive,


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legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or (iii) any court, tribunal or arbitrator, and any self-regulatory organization.

     "Governmental Authorization" means any approval, consent, waiver, license, franchise, permit, certificate or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

     "Government Contract" means a Contract or binding proposal between the Company and any Governmental Authority, including any facilities contract for the use of government-owned facilities.

     "Government Subcontract" means a Contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Authority.

     "Hazardous Substances" means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

     "Holdback Amount" means an amount, if any, by which the Baseline Book Value exceeds the Estimated Closing Book Value.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Income Tax Return" means any Tax Return for any Tax on or measured by net income.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventories, services


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

and supplies incurred in the Ordinary Course of Business), (vi) all lease obligations of such Person capitalized on the books and records of such Person,
(vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business, (b) standby letters of credit relating to workers' compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

     "Indemnified Party" has the meaning set forth in Section 8.5.

     "Indemnifying Party" has the meaning set forth in Section 8.5.

     "Independent Accountant" has the meaning set forth in Section 1.4(h).

     "Individual Allocation Percentage" means, with respect to any Seller other than the ESOP, the number of Shares owned by such Seller, divided by the total number of Shares owned by all Sellers other than the ESOP, as set forth on
Schedule I attached hereto.

     "Intellectual Property" means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Web Sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all similar intellectual property rights.

     "Inventory Count" has the meaning set forth in Section 1.4(b).

     "IP Contracts" has the meaning set forth in Section 2.10(b).

     "IRS" means the Internal Revenue Service.

     "Key Employees" has the meaning set forth in Section 1.3(b)(iv).

     "Knowledge" of a particular fact or other matters means, with respect to any individual, that such individual is actually aware of such fact or other matter, after due inquiry, and (i) a Person (other than any individual or the Company) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, employee, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such


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

fact or other matter, (ii) the Company will be deemed to have "Knowledge" of a particular fact or other matter if, and only if, any one or more of the Sellers or Janine Cowell or William J. Beiter has, or at any time had, Knowledge of such fact or other matter, and (iii) the Buyer will be deemed to have "Knowledge" of a particular fact or other matter if, and only if, any one or more of Frederic
B. Bassett, William Bender, Scott Weiner or Patricia D. Comiskey has, or at any time had, Knowledge of such fact or other matter.

     "Laws" has the meaning set forth in Section 2.12(a).

     "Leased Real Property" has the meaning set forth in Section 2.9(d).

     "Leases" has the meaning set forth in Section 2.9(d).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Litigation" means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

     "Loss" has the meaning set forth in Section 8.2.

     "Material Adverse Effect" means a material adverse effect on the business, operations, condition (financial or otherwise), prospects, assets or liabilities, liquidity, capital resources or significant components or revenues and expenses of the Company.

     "Material Contract" has the meaning set forth in Section 2.8(b).

     "Non-Breaching Party" has the meaning set forth in Section 7.2(b).

     "Non-Compete Period" has the meaning set forth in Section 4.5(a).

     "Order" means any decision, order, judgment, ruling, stipulation, decree, injunction, subpoena, verdict, determination or award issued, made or rendered by any Governmental Authority having competent jurisdiction.

     "Ordinary Course of Business" means, with respect to a Person, that an action taken by such Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii)


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

such action is taken in accordance with sound and prudent business practices and consistent with industry practices of similarly situated defense contractors,
(iii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (iv) such action is similar in nature and magnitude to actions customarily taken by such Person, without any authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

     "Owned Intellectual Property" has the meaning set forth in Section 2.10(a).

     "Owned Real Property" has the meaning set forth in Section 2.9(c).

     "Permitted Liens" means (i) Liens disclosed on the Balance Sheet; (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or
(iii) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PPA Excess Amount" has the meaning set forth in Section 1.4(j).

     "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     "Promissory Note" has the meaning set forth in Section 1.2(b).

     "Purchase Price" has the meaning set forth in Section 1.2(a).

     "Related Party Transaction" has the meaning set forth in Section 2.24(a).

     "Related Person" means, (i) with respect to any Person that is an individual, (A) any member of such individual's Family, (B) any Person that is an Affiliate of such individual or one or more members of such individual's Family, (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest, and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity), and
(ii) with respect to any specified Person other than an individual, (A) any Person that is an Affiliate of such specified Person, (B) any Person that holds a Material Interest in such specified Person, (C) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), (D) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), (E) any trade or business, whether or not incorporated, which, together with such specified Person, is treated as a single employer under Section 414 of the Code, and (F) any Related Person of any individual described in clause (B) or (C). For purposes of this definition, (i) the "Family" of an individual includes (A) the individual, (B) the individual's spouse and former spouses, (C) any other natural person who is the parent, grandparent, child, grandchild, sibling, aunt, uncle, niece or nephew of the individual or the individual's spouse, and (D) any other natural person who resides in the same household as such individual, and
(ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

     "Resolution Period" has the meaning set forth in Section 1.4(g).

     "Restricted Shares Agreements" has the meaning set forth in Section 1.3(b)(v).

     "Restricted Stock Agreements" means, collectively, (i) the Restricted Stock Agreement, dated May 16, 2003, by and between the Company and Dean C. Puzzo, with respect to 20,000 Class A Shares, (ii) the Restricted Stock Agreement, dated August 19, 2004, by and between the Company and Carl D. Endicott, with respect to 10,000 Class A Shares, (iii) the Restricted Stock Agreement, dated June 24, 2005, by and between the Company and Scott R. Traurig, with respect to 2,000 Class A Shares and (iv) the Restricted Stock Agreement, dated June 27, 2005, by and between the Company and Michael E. Caprario, with respect to 2,000 Class A Shares.

     "Retention Agreements" has the meaning set forth in Section 4.12.

     "ROFO Waiver" has the meaning set forth in the Recitals.


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

     "Seller Indemnitees" has the meaning set forth in Section 8.3.

     "Sellers" has the meaning set forth in the Preamble.

     "Sellers' Disclosure Letter" means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

     "Sellers' Expenses" means any and all fees and expenses of the Sellers incurred by the Company in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any fees and expenses associated with the filing of the Sellers' notifications pursuant to the HSR Act (if applicable) and the fees and expenses of the Sellers' counsel, accountants, financial advisers, brokers, representatives and other agents, in each case to the extent paid or to be paid by the Company as permitted hereunder.

     "Sellers' Holdback Amount" means an amount equal to the product of (x) the Holdback Amount and (y) a percentage equal to the aggregate Allocation Percentage of all Sellers other than the ESOP.

     "Sellers' Release" has the meaning set forth in Section 1.3(b)(v).

     "Sellers' Representative" has the meaning set forth in Section 10.6(a).

     "Shareholders Agreement" means the First Amended and Restated Shareholders Agreement of the Company, dated as of March 17, 2003.

     "Shares" has the meaning set forth in the Recitals.

     "Significant Employees" has the meaning set forth in Section 2.7(l).

     "Software" means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

     "Straddle Period" has the meaning set forth in Section 5.2.

     "Tax" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment


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

or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

     "Tax Accountant" has the meaning set forth in Section 5.4.

     "Tax Return" means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

     "Termination Fee" has the meaning set forth in Section 7.2(b).

     "Third Party Claim" has the meaning set forth in Section 8.5.

     "Threshold Amount" has the meaning set forth in Section 8.4(a).

     "Trade Secrets" means all proprietary and confidential information, know-how, research and development, trade secrets, customer lists, technical and design information, data, processes, formulae, methods, schematics, process technology, plans, drawings, blue prints, inventions and discoveries.

     "Treasury Regulation" means the regulations prescribed under the Code.

     "Trustee" means the trustee of the ESOP, solely in his or her capacity as trustee.

     "Unaudited Financial Statements" has the meaning set forth in Section
2.5(a).

     "Unresolved Items" has the meaning set forth in Section 1.4(h).

     "Web Sites" means all web sites, web pages and URLs.

     Section 9.2 Construction. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in this construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact following by those words or words of like import.


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

"Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to "days" means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

     if to the Buyer,

     EDO Corporation
     60 East 42nd Street
     42nd Floor
     New York, NY 10165
     Attention: Secretary
     Fax: (212) 716-2050

     with a copy to:

     Debevoise & Plimpton LLP
     919 Third Avenue
     New York, NY 10022
     Attention: Andrew L. Bab, Esq.
     Fax: (212) 909-6836

     if to the Sellers,

     Warren B. Murrin
     c/o Impact Science & Technology, Inc.
     85 Northwest Blvd.
     Nashua, NH 03063
     Fax: (603) 459-2399


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

     with a copy to:

     McLane, Graf, Raulerson & Middleton, Professional Association
     900 Elm Street
     Manchester, NH 03105
     Attention: Steven M. Burke, Esq.
     Fax: (603) 625-5650

     if to the ESOP,

     Richard Curran
     Spinnaker Trust
     5 Milk Street
     P.O. Box 7160
     Portland, ME 04112
     Fax: (207) 553-7162

     with a copy to:

     Wakelin, Hallock & O'Donovan, LLP
     57 Exchange Street
     Suite 100
     Portland, ME 04101
     Attention: David S. Wakelin, Esq.
     Fax: (207) 774-4808

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 10.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or


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

privileges hereunder. Unless otherwise specifically provided herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

     Section 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and each of the Ancillary Agreements shall be paid by the party incurring such cost or expense. All fees and expenses associated with the filing of the notifications of the Buyer and the Sellers pursuant to the HSR Act (if applicable) shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

     Section 10.4 Governing Law, etc.

     (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The Buyer and each of the Sellers hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Buyer and each of the Sellers irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the Ancillary Agreements, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The Buyer and each of the Sellers hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. The Buyer and each of the Sellers hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that


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

such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Buyer and each of the Sellers hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 10.4(b).

     Section 10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     Section 10.6 Sellers' Representative.

     (a) Each of the Sellers (other than the ESOP) hereby irrevocably appoints Warren B. Murrin (the "Sellers' Representative") as his, her or its agent, proxy and attorney-in-fact for all purposes under this Agreement, and each such Seller authorizes the Sellers' Representative to do any and all of the following for such Seller and in such Seller's name and stead: (i) to execute, acknowledge, as appropriate, and deliver to the Buyer any certificate, document or agreement referred to herein or contemplated hereby (other than the Restricted Shares Agreement to which such Seller is a party, if any); (ii) to accept, receipt for and deposit any funds or other amounts owing to the Sellers (other than the ESOP) hereunder; (iii) to represent, negotiate on behalf of and bind the Sellers (other


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

than the ESOP) in connection with the determination of the purchase price adjustment amount pursuant to Section 1.4, any negotiations or agreements with the Buyer with respect to the purchase price adjustment under Section 1.4, and any presentation to or discussions with the Independent Accountant with respect thereto; (iv) to pay the purchase price adjustment amount, if any, due from the Sellers (other than the ESOP) to the Buyer in accordance with Section 1.4, subject to the individual Sellers' prior payment or prompt reimbursement of such amount to the Sellers' Representative; (v) to represent, negotiate on behalf of and bind the Sellers (other than the ESOP) in connection with the determination of any indemnification claims under this Agreement or any of the Ancillary Agreements or any negotiations or agreements with the Buyer with respect to indemnification, and to make any indemnification payments under this Agreement or any of the Ancillary Agreements on behalf of the Sellers (other than the ESOP); (vi) on behalf of the Sellers (other than the ESOP), to execute, acknowledge, as appropriate, and deliver such modifications and amendments to this Agreement or any of the Ancillary Agreements as the Sellers' Representative shall deem advisable in his discretion; and (vii) to do any and all other acts and things on behalf of the Sellers (other than the ESOP) in connection with this Agreement or any of the Ancillary Agreements as the Sellers' Representative shall deem advisable in his discretion. The agency created hereby shall be deemed irrevocable and coupled with an interest. The Buyer shall be entitled to rely upon the powers granted herein with respect to any matter relating to this Agreement or any of the Ancillary Agreements, and any question which may arise concerning the power or authority of the Sellers' Representative to act for each Seller (other than the ESOP) shall be interpreted and construed in favor of the authority of the Sellers' Representative.

     (b) The Sellers' Representative shall not be liable to any Seller with respect to any actions taken (or not taken) by the Sellers' Representative in the performance of his duties under this Agreement and any other document or agreement referred to herein or contemplated hereby, except to the extent that such actions were taken (or not taken) as a result of the intentional misconduct of the Sellers' Representative.

     Section 10.7 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of the other parties hereto, the Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part with prior written notice to the Sellers, (a) to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve the Buyer of its obligations hereunder or (b) to its lenders or other financing sources under its credit facilities any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security for indebtedness, but no such transfer or assignment will relieve the Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.


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

     Section 10.8 No Third Party Beneficiaries. Except as provided in Article VIII with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     Section 10.9 Entire Agreement. This Agreement and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 10.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever so long as the economic or legal substance of the transactions contemplated hereby is not affected in any matter materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 10.11 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 10.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     Section 10.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.4, in addition to any other remedy to which they are entitled at law or in equity.


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

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        Sellers:


                                        ----------------------------------------
                                        Warren B. Murrin


                                        ----------------------------------------
                                        Lewis A. Dokmo


                                        ----------------------------------------
                                        P. Michael Degan


                                        ----------------------------------------
                                        Charles J. Barker


                                        ----------------------------------------
                                        Christopher O. Berry


                                        ----------------------------------------
                                        Kevin D. Koepping


                                        ----------------------------------------
                                        Dean C. Puzzo


                                        ----------------------------------------
                                        Carl D. Endicott


                                        ----------------------------------------
                                        Scott R. Traurig


                                        ----------------------------------------
                                        Michael E. Caprario


                                        IMPACT SCIENCE & TECHNOLOGY, INC.
                                        EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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

                                        Buyer:

                                        EDO CORPORATION


                                        By:
                                            ------------------------------------
                                        Name: Frederic B. Bassett
                                        Title: Senior Vice President-Finance,
                                               Treasurer and Chief Financial
                                               Officer


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